EXHIBIT 99.1

Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations

General

MidAmerican Energy Company ("MidAmerican Energy") is the principal subsidiary of MHC Inc. ("MHC"), which owns all of the common stock of MidAmerican Energy, Midwest Capital Group, Inc. and MEC Construction Services Co. MHC is the direct wholly owned subsidiary of MidAmerican Funding, LLC, ("MidAmerican Funding"), which is an Iowa limited liability company with Berkshire Hathaway Energy Company ("BHE") as its sole member. MHC, MidAmerican Funding and BHE are headquartered in Des Moines, Iowa.

The following is management's discussion and analysis of certain significant factors that have affected the financial condition and results of operations of MidAmerican Energy as presented in this filing. Explanations include management's best estimate of the impact of weather, customer growth and other factors. This discussion should be read in conjunction with the historical Financial Statements and Notes to Financial Statements in this Form 8-K. MidAmerican Energy's actual results in the future could differ significantly from the historical results.

On January 1, 2016, MidAmerican Energy transferred the assets and liabilities of its unregulated retail services business to a subsidiary of BHE. MidAmerican Energy's financial statements as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, which are filed herewith as Exhibit 99.1, have been reclassified to reflect the unregulated retail services business as discontinued operations, and the following discussion updates the MidAmerican Energy-related information reflected in management's discussion and analysis in MidAmerican Energy's previously filed Form 10-K for the year ended December 31, 2015. Refer to Note 3 of MidAmerican Energy's Notes to Financial Statements in this Form 8-K for additional information regarding the transfer.

Results of Operations

Overview

MidAmerican Energy -

MidAmerican Energy's income from continuing operations for 2015 was $446 million, an increase of $45 million, or 11%, compared to 2014 due to higher regulated electric margins of $119 million, higher production tax credits of $27 million and lower fossil-fueled generation maintenance of $10 million, partially offset by higher depreciation and amortization of $56 million due to wind-powered generation and other plant placed in-service, lower AFUDC of $27 million, lower regulated natural gas margins of $12 million due to warmer temperatures in 2015 and higher interest expense of $9 million due to the issuance of first mortgage bonds in April 2014 and October 2015, net of the effect of a related redemption of senior notes in May 2014. Regulated electric margins increased primarily due to higher retail rates in Iowa and changes in rate structure related to seasonal pricing, lower purchased power costs, a lower average cost of fuel for generation and higher transmission revenue, partially offset by lower wholesale revenue.

MidAmerican Energy's income from continuing operations for 2014 was $401 million, an increase of $65 million, or 19%, compared to 2013 due to an increase in regulated electric retail gross margin from higher Iowa electric retail rates and higher industrial electricity sales, higher regulated gas gross margin from colder winter temperatures in 2014, a decrease in depreciation and amortization expense due to changes in depreciation rates in 2014 and 2013 and higher AFUDC, partially offset by higher operations and maintenance expenses and higher interest expense from the issuance of first mortgage bonds in September 2013 and April 2014, net of the effect of related debt retirements in December 2013 and May 2014.

Regulated Electric Gross Margin

A comparison of key results related to regulated electric gross margin is as follows for the years ended December 31:

	2015	2014	Change		2014	2013	Change
Gross margin (in millions):
Operating revenue	$1,837	$1,817	$20	1%	$1,817	$1,762	$55	3%
Cost of fuel, energy and capacity(1)	433	532	(99)	(19)	532	517	15	3
Gross margin	$1,404	$1,285	$119	9	$1,285	$1,245	$40	3

Sales (GWh):
Residential	6,166	6,429	(263)	(4)%	6,429	6,572	(143)	(2)%
Commercial	3,806	4,084	(278)	(7)	4,084	4,265	(181)	(4)
Industrial	11,487	10,642	845	8	10,642	10,001	641	6
Other	1,583	1,622	(39)	(2)	1,622	1,614	8	—
Total retail	23,042	22,777	265	1	22,777	22,452	325	1
Wholesale	8,741	9,716	(975)	(10)	9,716	10,226	(510)	(5)
Total sales	31,783	32,493	(710)	(2)	32,493	32,678	(185)	(1)

Average number of retail customers (in thousands)	752	746	6	1%	746	739	7	1%

Average revenue per MWh:
Retail	$69.68	$66.92	$2.76	4%	$66.92	$65.76	$1.16	2%
Wholesale	$20.09	$26.48	$(6.39)	(24)%	$26.48	$25.08	$1.40	6%

Heating degree days	5,654	6,899	(1,245)	(18)%	6,899	6,733	166	2%
Cooling degree days	1,067	933	134	14%	933	1,143	(210)	(18)%

Sources of energy (GWh)(2):
Coal	15,525	18,234	(2,709)	(15)%	18,234	18,222	12	—%
Nuclear	3,885	3,842	43	1	3,842	3,889	(47)	(1)
Natural gas	199	114	85	75	114	267	(153)	(57)
Wind and other(3)	9,606	7,965	1,641	21	7,965	7,458	507	7
Total energy generated	29,215	30,155	(940)	(3)	30,155	29,836	319	1
Energy purchased	3,194	3,029	165	5	3,029	3,528	(499)	(14)
Total	32,409	33,184	(775)	(2)	33,184	33,364	(180)	(1)

(1)	Effective in August 2014, MidAmerican Energy is allowed to recover fluctuations in electric energy costs for its Iowa retail electric generation through an energy adjustment mechanism.

(2)	GWh amounts are net of energy used by the related generating facilities.

(3)
All or some of the renewable energy attributes associated with generation from these generating facilities may be: (a) used in future years to comply with renewable portfolio standards or other regulatory requirements or (b) sold to third parties in the form of renewable energy credits or other environmental commodities.

For 2015 compared to 2014, regulated electric gross margin increased $119 million as follows:

(1)	Higher retail gross margin of $109 million due to -

•
an increase of $70 million from higher electric rates, reflecting higher rates of $45 million annually, effective January 2015, for the second step of the 2014 Iowa rate increase, $16 million annually in Illinois, effective December 2014, and an increase from the full-year impact of changes in Iowa rate structure related to seasonal pricing, which were effective with the implementation of final Iowa base rates in August 2014 that resulted in a greater differential between summer rates from June to September and rates in the remaining months;

•	an increase of $32 million from lower retail energy costs primarily due to a lower average cost of fuel for generation and lower purchased power costs;

•	an increase of $11 million from non-weather-related usage factors;

•	an increase of $8 million principally from higher recoveries through bill riders and adjustment clauses; and

•	a decrease of $8 million from the impact of temperatures;

(2)	Higher MVP transmission revenue of $25 million, which is expected to increase as projects are constructed over the next two years; partially offset by

(3)	Lower wholesale gross margin of $15 million due to decreases of -

•	$9 million from lower sales volumes; and

•	$6 million from lower average prices.

For 2014 compared to 2013, regulated electric gross margin increased $40 million as follows:

(1)	Higher retail gross margin of $34 million due to -

•
an increase of $49 million from higher electric rates, reflecting the increase in Iowa base rates implemented in August 2013 and, effective with the implementation of final base rates in August 2014, changes in rate structure related to seasonal pricing, as discussed above, and new adjustment clauses for recovery of retail energy production and transmission costs;

•	an increase of $22 million from higher recoveries of DSM program costs;

•	a decrease of $16 million from higher retail energy costs, primarily due to higher coal-fueled generation costs per unit and higher purchased power costs;

•	a decrease of $14 million from lower sales volumes for higher-priced, weather-sensitive customers as a result of milder summer temperatures in 2014, net of greater industrial sales volumes; and

•	a decrease of $7 million from lower steam sales, partially due to the expiration of a contract, and lower sales of renewable energy credits;

(2)	Higher MVP transmission revenue of $6 million.

(3)	An unchanged wholesale gross margin compared to 2013 as a higher average margin per megawatt hour sold was offset by lower sales volumes primarily due to the higher retail energy requirements.

Regulated Gas Gross Margin

A comparison of key results related to regulated gas gross margin is as follows for the years ended December 31:

	2015	2014	Change		2014	2013	Change
Gross margin (in millions):
Operating revenue	$661	$996	$(335)	(34)%	$996	$824	$172	21%
Cost of gas sold	397	720	(323)	(45)	720	558	162	29
Gross margin	$264	$276	$(12)	(4)	$276	$266	$10	4

Natural gas throughput (000's Dths):
Residential	46,519	56,224	(9,705)	(17)%	56,224	53,725	2,499	5%
Commercial	23,466	28,256	(4,790)	(17)	28,256	27,308	948	3
Industrial	4,833	5,335	(502)	(9)	5,335	5,017	318	6
Other	37	48	(11)	(23)	48	45	3	7
Total retail sales	74,855	89,863	(15,008)	(17)	89,863	86,095	3,768	4
Wholesale sales	35,250	25,346	9,904	39	25,346	29,762	(4,416)	(15)
Total sales	110,105	115,209	(5,104)	(4)	115,209	115,857	(648)	(1)
Gas transportation service	80,001	82,314	(2,313)	(3)	82,314	78,208	4,106	5
Total gas throughput	190,106	197,523	(7,417)	(4)	197,523	194,065	3,458	2

Average number of retail customers (in thousands)	733	726	7	1%	726	719	7	1%
Average revenue per retail Dth sold	$7.12	$9.24	$(2.12)	(23)%	$9.24	$7.87	$1.37	17%
Average cost of natural gas per retail Dth sold	$4.03	$6.54	$(2.51)	(38)%	$6.54	$5.16	$1.38	27%

Combined retail and wholesale average cost of natural gas per Dth sold	$3.61	$6.25	$(2.64)	(42)%	$6.25	$4.81	$1.44	30%

Heating degree days	5,913	7,209	(1,296)	(18)%	7,209	7,036	173	2%

Regulated gas revenue includes PGAs through which MidAmerican Energy is allowed to recover the cost of gas sold from its retail gas utility customers. Consequently, fluctuations in the cost of gas sold do not directly affect gross margin or net income because regulated gas revenue reflects comparable fluctuations through the PGAs. For 2015, MidAmerican Energy's combined retail and wholesale average per-unit cost of gas sold decreased 42%, resulting in a decrease of $290 million in gas revenue and cost of gas sold compared to 2014. For 2014 compared to 2013, MidAmerican Energy's combined retail and wholesale average per-unit cost of gas sold increased 30%, resulting in an increase of $165 million in gas revenue and cost of gas sold. Additionally, fluctuations in gas wholesale sales impact gas revenue and cost of gas sold but do not affect regulated gas gross margin.

For 2015 compared to 2014, regulated gas gross margin decreased $12 million primarily due to:

•	$20 million from lower retail sales volumes reflecting warmer winter temperatures in 2015; partially offset by

•	$7 million from an increase due to non-weather-related usage factors.

For 2014 compared to 2013, regulated gas gross margin increased $10 million primarily due to:

•	$5 million from higher retail sales volumes due to colder winter temperatures in 2014 and other usage factors; and

•	$4 million higher revenue from recoveries of DSM program costs.

Operating Costs and Expenses

Operations and Maintenance

Operations and maintenance expenses of $705 million for 2015 decreased $12 million compared to 2014 substantially due to $10 million of lower fossil-fueled generation maintenance costs as a result of planned outages in 2014, $9 million of lower electric distribution costs due to less inclement weather and emergency storm restoration, $8 million for lower expense resulting from a one-time refund in June 2014 to MidAmerican Energy's customers for insurance recoveries related to environmental matters, $4 million of lower pension and postretirement costs and $3 million of lower healthcare benefit costs, partially offset by $10 million of higher wind-powered generation costs due to the addition of facilities and increases in transmission operations costs from MISO and DSM program costs of $7 million and $5 million, respectively, both of which are matched by increases in revenues.

Operations and maintenance expenses of $717 million for 2014 increased $40 million compared to 2013 substantially due to $25 million of higher DSM program costs, which are matched by increases in electric and gas revenue, $9 million of higher generation costs due largely to wind-powered generating facility maintenance costs, $8 million of expense resulting from a one-time refund in June 2014 to MidAmerican Energy's customers for insurance recoveries related to environmental matters and $6 million of higher transmission costs from MISO, partially offset by $9 million of lower pension and postretirement costs.

Depreciation and Amortization

Depreciation and amortization expense of $407 million for 2015 increased $56 million compared to 2014 primarily due to additional wind-powered generating facilities placed in service in the second half of 2014 and the second half of 2015. Depreciation and amortization expense of $351 million for 2014 decreased $52 million compared to 2013 due to a $79 million reduction in utility plant depreciation for changes in depreciation rates in 2013 and 2014, as discussed below, partially offset by $28 million from utility plant additions.

During the third quarter of 2013, MidAmerican Energy revised its depreciation rates for certain electric generating facilities based on the results of a new depreciation study. The new rates reflect longer estimated useful lives for wind-powered generating facilities placed in service in 2011 and 2012 and a lower accrual rate for the cost of removal regulatory liability related to coal-fueled generating facilities. The effect of this change was to reduce depreciation and amortization expense by $20 million for 2013 and $49 million annually based on depreciable plant balances at the time of the change. Effective January 1, 2014, MidAmerican Energy revised depreciation rates for certain electric generating facilities based on the results of its 2013 Iowa electric retail rate case. The new depreciation rates reflect longer estimated useful lives for certain generating facilities. The effect of this change was to reduce depreciation and amortization expense by $50 million annually based on depreciable plant balances at the time of the change.

Other Income and (Expense)

Interest Expense

Interest expense of $183 million for 2015 increased $9 million compared to 2014 due to higher interest expense from the issuance of first mortgage bonds totaling $850 million in April 2014 and $650 million in October 2015, net of lower interest expense from the redemption of $350 million of 4.65% senior notes in May 2014. Refer to Note 9 of Notes to Financial Statements in this Form 8‑K for further discussion of first mortgage bonds.

Interest expense of $174 million for 2014 increased $23 million compared to 2013 due to higher interest expense from the issuance of first mortgage bonds totaling $950 million in September 2013 and $850 million in April 2014, partially offset by a decrease in interest expense from the payment in December 2013 of amounts owed for the construction of wind-powered generating facilities that were deferred in 2011 and the redemption of $350 million of 4.65% senior notes in May 2014. Refer to Note 9 of Notes to Financial Statements in this Form 8‑K for further discussion of first mortgage bonds and deferred construction payments.

Allowance for Borrowed Funds and Allowance for Equity Funds

For 2015 compared to 2014, allowance for borrowed funds of $8 million and allowance for equity funds of $20 million decreased $8 million and $19 million, respectively, primarily due to lower construction work-in-progress balances related to the installation of emissions control equipment at a number of MidAmerican Energy's jointly owned generating facilities and wind-powered generation.

For 2014 compared to 2013, allowance for borrowed funds of $16 million and allowance for equity funds of $39 million increased $9 million and $20 million, respectively, primarily due to higher construction work-in-progress balances related to the construction of wind-powered generating facilities.

Other, Net

MidAmerican Energy's other, net totaled $5 million for 2015, $10 million for 2014 and $16 million for 2013. The variance for 2015 and 2014 compared to the respective preceding year was primarily due to fluctuations in returns from corporate-owned life insurance policies.

Income Tax Benefit

MidAmerican Energy -

MidAmerican Energy's income tax benefit on continuing operations was $147 million for 2015, an increase of $31 million compared to $116 million for 2014, with an effective tax rate of (49)% for 2015 and (41)% for 2014. The change in the effective tax rate was due to an increase of $27 million in production tax credits and the effects of ratemaking.

MidAmerican Energy's income tax benefit on continuing operations was $116 million for 2014, which was unchanged compared to 2013, with an effective tax rate of (41)% for 2014 and (53)% for 2013. The change in the effective tax rate was due to higher pre-tax income, partially offset by the effects of ratemaking and an increase of $11 million in production tax credits.

State utility rate regulation in Iowa requires that the tax effect of certain temporary differences be flowed through immediately to customers. Therefore, certain deferred tax amounts that would otherwise have been recognized in income tax expense have been included as changes in regulatory assets in recognition of MidAmerican Energy's ability to recover increased tax expense when such temporary differences reverse. This treatment of such temporary differences impacts income tax expense and effective income tax rates from year to year.

Federal renewable electricity production tax credits are earned as energy from qualifying wind-powered generating facilities is produced and sold based on a prescribed per-kilowatt rate pursuant to the applicable federal income tax law and are eligible for the credits for 10 years from the date the qualifying generating facilities are placed in service. A portion of MidAmerican Energy's credits related to wind-powered generating facilities placed in service in 2004 began expiring in late 2014. A credit of $0.023 per kilowatt hour was applied to 2015, 2014 and 2013 production, which resulted in $210 million, $183 million and $172 million, respectively, in recognized production tax credits.

Liquidity and Capital Resources

As of December 31, 2015, MidAmerican Energy's total net liquidity was $513 million consisting of $103 million of cash and cash equivalents and $605 million of credit facilities reduced by $195 million of the credit facilities reserved to support MidAmerican Energy's variable-rate tax-exempt bond obligations.

Cash Flows From Operating Activities

MidAmerican Energy's net cash flows from operating activities were $1.4 billion, $823 million and $735 million for 2015, 2014 and 2013, respectively. The variances in net cash flows were predominantly due to the timing of MidAmerican Energy's income tax cash flows with BHE, which totaled net cash receipts from BHE of $629 million, $149 million and $36 million for 2015, 2014 and 2013, respectively. Income tax cash flows for 2015 reflect the receipt of $255 million of income tax benefits generated in 2014, and income tax cash flows for 2013 reflect the payment of $159 million of income tax liability generated in 2012. The timing of MidAmerican Energy's income tax cash flows from period to period can be significantly affected by the estimated federal income tax payment methods and assumptions for each payment date.

In addition to the effects of timing, MidAmerican Energy's income tax cash flows benefited in 2015 from bonus depreciation on qualifying assets placed in service and from production tax credits earned on qualifying projects as a result of the Tax Increase Prevention Act of 2014 (the "Act"), which was signed into law in December 2014. The Act extended to 2015 the 50% bonus depreciation for qualifying property purchased and placed in service before January 1, 2015 and before January 1, 2016 for certain longer-lived assets. Production tax credits were extended for wind power and other forms of non-solar renewable energy projects that began construction before the end of 2014.

Additionally, cash flows from operations for 2015 improved due to higher gross margins for MidAmerican Energy's regulated electric business and lower derivative collateral requirements, partially offset by an increase in coal inventories and lower gross margins for the regulated gas and nonregulated gas businesses. Cash flows from operations for 2014 also increased from higher gross margins for regulated electric and regulated gas businesses, partially offset by greater collateral requirements related to derivative positions and higher interest paid as a result of the issuance of long-term debt in 2013 and 2014.

In December 2015, the Protecting Americans from Tax Hikes Act of 2015 ("PATH") was signed into law, extending bonus depreciation for qualifying property acquired and placed in service before January 1, 2020 (bonus depreciation rates will be 50% for 2015-2017, 40% in 2018, and 30% in 2019), with an additional year for certain longer lived assets. Production tax credits were extended and phased-out for wind power and other forms of non-solar renewable energy projects that begin construction before the end of 2019. Production tax credits are maintained at full value through 2016, at 80% of present value in 2017, at 60% of present value in 2018, and 40% of present value in 2019. Investment Tax Credits were extended and phased-down for solar projects that are under construction before the end of 2021 (investment tax credit rates are 30% through 2019, 26% in 2020 and 22% in 2021; they revert to the statutory rate of 10% thereafter). As a result of PATH, MidAmerican Energy's cash flows from operations are expected to benefit in 2016 and beyond due to bonus depreciation on qualifying assets placed in service and for production tax credits earned on qualifying wind projects.

Cash Flows From Investing Activities

MidAmerican Energy's net cash flows from investing activities were $(1.5) billion, $(1.5) billion and $(1.0) billion for 2015, 2014 and 2013, respectively. Net cash flows from investing activities consist almost entirely of utility construction expenditures, which were relatively unchanged for 2015 compared to 2014 as lower expenditures for environmental and other generation were substantially offset by higher expenditures for wind-powered generation construction and MidAmerican Energy's transmission Multi-Value Projects ("MVP") investments. Utility construction expenditures increased for 2014 primarily due to higher expenditures for the construction of wind-powered generating facilities and transmission MVP investments. MidAmerican Energy placed in service 608 MW, 511 MW and 44 MW of wind-powered generating facilities during 2015, 2014 and 2013, respectively. Purchases and proceeds related to available-for-sale securities consist of activity within the Quad Cities nuclear decommissioning trust.

Cash Flows From Financing Activities

MidAmerican Energy's net cash flows from financing activities were $173 million, $533 million and $117 million for 2015, 2014 and 2013, respectively. In October 2015, MidAmerican Energy issued $200 million of 3.50% First Mortgage Bonds due October 2024 and $450 million of 4.25% First Mortgage Bonds due May 2046. The net proceeds were used for the payment of a $426 million turbine purchase obligation due December 2015 and for general corporate purposes. In April 2014, MidAmerican Energy issued $150 million of 2.40% First Mortgage Bonds due March 2019, $300 million of 3.50% First Mortgage Bonds due October 2024 and $400 million of 4.40% First Mortgage Bonds due October 2044. The net proceeds were used for the optional redemption in May 2014 of $350 million of MidAmerican Energy's 4.65% Senior Notes due October 2014 and for general corporate purposes. Through its commercial paper program, MidAmerican Energy made repayments totaling $50 million in 2015 and received $50 million in 2014. In September 2013, MidAmerican Energy issued $350 million of 2.40% First Mortgage Bonds due March 2019, $250 million of 3.70% First Mortgage Bonds due September 2023 and $350 million of 4.80% First Mortgage Bonds due September 2043. The net proceeds were used for the payment of a $669 million turbine purchase obligation due December 2013 and for general corporate purposes. In January 2013, MidAmerican Energy paid common dividends of $125 million to MHC Inc. and, in April 2013, paid $28 million for the redemption of all outstanding shares of its preferred securities.

Debt Authorizations and Related Matters

MidAmerican Energy has authority from the FERC to issue through June 30, 2016, commercial paper and bank notes aggregating $605 million at interest rates not to exceed the applicable London Interbank Offered Rate ("LIBOR") plus a spread of 400 basis points. MidAmerican Energy has a $600 million unsecured credit facility expiring in March 2018. MidAmerican Energy may request that the banks extend the credit facility up to two years. The credit facility, which supports MidAmerican Energy's commercial paper program and its variable-rate tax-exempt bond obligations and provides for the issuance of letters of credit, has a variable interest rate based on LIBOR or a base rate, at MidAmerican Energy's option, plus a spread that varies based on MidAmerican Energy's credit ratings for senior unsecured long-term debt securities. Additionally, MidAmerican Energy has a $5 million unsecured credit facility for general corporate purposes.

MidAmerican Energy currently has an effective registration statement with the SEC to issue an indeterminate amount of long-term debt securities through September 16, 2018. Additionally, following the October 2015 debt issuances, MidAmerican Energy has authorization from the FERC to issue through March 31, 2017, long-term securities totaling up to $1.05 billion at interest rates not to exceed the applicable United States Treasury rate plus a spread of 175 basis points and from the ICC to issue up to an aggregate of $900 million of additional long-term debt securities, of which $150 million expires December 9, 2016, and $750 million expires September 22, 2018.

In conjunction with the March 1999 merger, MidAmerican Energy committed to the IUB to use commercially reasonable efforts to maintain an investment grade rating on its long-term debt and to maintain its common equity level above 42% of total capitalization unless circumstances beyond its control result in the common equity level decreasing to below 39% of total capitalization. MidAmerican Energy must seek the approval of the IUB of a reasonable utility capital structure if MidAmerican Energy's common equity level decreases below 42% of total capitalization, unless the decrease is beyond the control of MidAmerican Energy. MidAmerican Energy is also required to seek the approval of the IUB if MidAmerican Energy's equity level decreases to below 39%, even if the decrease is due to circumstances beyond the control of MidAmerican Energy. If MidAmerican Energy's common equity level were to drop below the required thresholds, MidAmerican Energy's ability to issue debt could be restricted. As of December 31, 2015, MidAmerican Energy's common equity ratio was 52% computed on a basis consistent with its commitment. As a result of MidAmerican Energy's regulatory commitment to maintain its common equity above certain thresholds, MidAmerican Energy could dividend $1.6 billion as of December 31, 2015, without falling below 42%.

MidAmerican Energy may from time to time seek to acquire its outstanding debt securities through cash purchases in the open market, privately negotiated transactions or otherwise. Any debt securities repurchased by MidAmerican Energy may be reissued or resold by MidAmerican Energy from time to time and will depend on prevailing market conditions, MidAmerican Energy's liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Future Uses of Cash

MidAmerican Energy has available a variety of sources of liquidity and capital resources, both internal and external, including net cash flows from operating activities, public and private debt offerings, the issuance of commercial paper, the use of unsecured revolving credit facilities, and other sources. These sources are expected to provide funds required for current operations, capital expenditures, debt retirements and other capital requirements. The availability and terms under which MidAmerican Energy has access to external financing depends on a variety of factors, including its credit ratings, investors' judgment of risk and conditions in the overall capital markets, including the condition of the utility industry.

Capital Expenditures

MidAmerican Energy's primary need for capital is utility construction expenditures. Capital expenditure needs are reviewed regularly by management and may change significantly as a result of these reviews, which may consider, among other factors, changes in environmental and other rules and regulations; impacts to customers' rates; outcomes of regulatory proceedings; changes in income tax laws; general business conditions; load projections; system reliability standards; the cost and efficiency of construction labor, equipment and materials; commodity prices; and the cost and availability of capital.

MidAmerican Energy's historical and forecast capital expenditures, each of which exclude amounts for non-cash equity AFUDC and other non-cash items, for the years ended December 31 are as follows (in millions):

	Historical			Forecast
	2013	2014	2015	2016	2017	2018

Wind-powered generation development	$401	$767	$931	$808	$1	$—
Transmission Multi-Value Projects investments	20	144	156	118	32	21
Environmental	171	76	20	19	103	74
Other	434	539	339	258	465	305
Total	$1,026	$1,526	$1,446	$1,203	$601	$400

MidAmerican Energy's historical and forecast capital expenditures include the following:

•
The construction of wind-powered generating facilities in Iowa. As of December 31, 2015, MidAmerican Energy had 3,448 MW (nominal ratings) placed in service. In April 2015, MidAmerican Energy filed with the IUB an application for ratemaking principles related to the construction of up to 552 MW (nominal ratings) of additional wind-powered generating facilities expected to be placed in service by the end of 2016. In June 2015, MidAmerican Energy and the Iowa Office of Consumer Advocate ("OCA") entered into a settlement agreement relating to the proposal. The settlement agreement established a cost cap of $903 million, including AFUDC, and provides for a fixed rate of return on equity of 11.35% over the proposed 30-year useful lives of those facilities in any future Iowa rate proceeding. In August 2015, the IUB approved the settlement agreement except for a reduction of the cost cap to $889 million, including AFUDC, to which MidAmerican Energy and the OCA agreed. The cost cap ensures that as long as total costs are below the cap, the investment will be deemed prudent in any future Iowa rate proceeding. MidAmerican Energy expects all of these wind-powered generating facilities to qualify for federal production tax credits. MidAmerican Energy continues to evaluate additional cost effective wind-powered generation.

•
Transmission MVPs investments, which will add approximately 245 miles of 345 kV transmission line to MidAmerican Energy's transmission system and will be owned and operated by MidAmerican Energy. MidAmerican Energy has approval from the MISO for the construction of four MVPs located in Iowa and Illinois totaling approximately $541 million in capital expenditures, excluding non-cash equity AFUDC.

•
Environmental projects, which for historical capital expenditures were primarily at George Neal Energy Center Units 3 and 4 and Ottumwa Generating Station to install or upgrade emissions control equipment for the reduction of sulfur dioxide, nitrogen oxides and particulate matter emissions. Forecast amounts for environmental projects consist primarily of expenditures for the management of coal combustion residuals. Refer to "Coal Combustion Byproduct Disposal" in the Environmental Laws and Regulation section later in this Item 7 for further discussion.

•	Remaining expenditures primarily relate to routine operating projects for distribution, generation, transmission and other infrastructure needed to serve existing and expected demand.

Contractual Obligations

MidAmerican Energy has contractual cash obligations that may affect its financial condition. The following table summarizes the material contractual cash obligations of MidAmerican Energy as of December 31, 2015 (in millions):

	Payments Due By Periods
		2017-	2019-	2021 and
	2016	2018	2020	After	Total

Long-term debt	$34	$605	$501	$3,162	$4,302
Interest payments on long-term debt(1) (2)	191	356	296	2,279	3,122
Coal, electricity and natural gas contract commitments(1)	334	326	70	88	818
Construction obligations(1)	535	10	—	—	545
Easements and operating leases(1)	17	34	30	516	597
Other commitments(1)	47	130	147	265	589
Total contractual cash obligations	$1,158	$1,461	$1,044	$6,310	$9,973

(1)	Not reflected on the Balance Sheets.

(2)
Includes interest payments for tax-exempt bond obligations with interest rates scheduled to reset periodically prior to maturity. Future variable interest rates are assumed to equal December 31, 2015 rates.

MidAmerican Energy has other types of commitments that relate primarily to construction expenditures (in "Utility Construction Expenditures" section above) and asset retirement obligations (Note 12), which have not been included in the above table because the amount or timing of the cash payments is not certain. Refer to Notes 9, 12 and 15 in Notes to Financial Statements in this Form 8-K for additional information.

Regulatory Matters

MidAmerican Energy is subject to comprehensive regulation. Refer to the discussion contained in Item 1 of MidAmerican Energy's Form 10-K for the year ended December 31, 2015 for further discussion regarding MidAmerican Energy's general regulatory framework and current regulatory matters.

Quad Cities Station Operating Status

Exelon Generation, the operator of Quad Cities Station of which MidAmerican Energy has a 25% ownership interest, has stated that it is evaluating the economic value of several of its nuclear generating facilities, including Quad Cities Station. Included in such evaluation is the possibility of early retirement of Quad Cities Station prior to the expiration of its operating license in 2032. Exelon Generation has not provided MidAmerican Energy with notice of any decision to retire Quad Cities Station. MidAmerican Energy has expressed to Exelon Generation its desire for the continued operation of the facility through the end of its operating license.

A decision by Exelon Generation to retire Quad Cities Station before the end of its operating license would require an evaluation of the carrying value and classification of assets and liabilities related to Quad Cities Station on MidAmerican Energy’s balance sheets.

The following significant assets and liabilities associated with Quad Cities Station were included on MidAmerican Energy's balance sheet as of December 31, 2015 (in millions):

Assets:
Net plant in service, including nuclear fuel	$332
Construction work in progress	27
Inventory	18
Regulatory assets	4

Liabilities:
Asset retirement obligation(1)	289

(1)	MidAmerican Energy’s nuclear decommissioning trust fund established for the settlement of the Quad Cities Station asset retirement obligation totaled $429 million as of December 31, 2015.

Environmental Laws and Regulations

MidAmerican Energy is subject to federal, state and local laws and regulations regarding air and water quality, emissions performance standards, climate change, coal combustion byproduct disposal, hazardous and solid waste disposal, protected species and other environmental matters that have the potential to impact its current and future operations. In addition to imposing continuing compliance obligations, these laws and regulations provide regulators with the authority to levy substantial penalties for noncompliance including fines, injunctive relief and other sanctions. These laws and regulations are administered by the EPA and various state and local agencies. All such laws and regulations are subject to a range of interpretation, which may ultimately be resolved by the courts. Environmental laws and regulations continue to evolve, and MidAmerican Energy is unable to predict the impact of the changing laws and regulations on its operations and financial results. MidAmerican Energy believes it is in material compliance with all applicable laws and regulations.

Refer to "Environmental Laws and Regulations" in Item 1 of MidAmerican Energy's Form 10-K for the year ended December 31, 2015 for additional information regarding environmental laws and regulations and "Liquidity and Capital Resources" for MidAmerican Energy's forecast environmental-related capital expenditures.

Collateral and Contingent Features

Debt securities of MidAmerican Energy are rated by credit rating agencies. Assigned credit ratings are based on each rating agency's assessment of MidAmerican Energy's ability to, in general, meet the obligations of its issued debt securities. The credit ratings are not a recommendation to buy, sell or hold securities, and there is no assurance that a particular credit rating will continue for any given period of time. As of December 31, 2015, MidAmerican Energy's credit ratings for its senior secured debt and its issuer credit ratings for senior unsecured debt from the three recognized credit rating agencies were investment grade. As a result of the issuance of first mortgage bonds by MidAmerican Energy in September 2013, its then outstanding senior unsecured debt was equally and ratably secured with such first mortgage bonds. Refer to Note 9 of Notes to Financial Statements in this Form 8-K for a discussion of MidAmerican Energy's first mortgage bonds.

MidAmerican Energy has no credit rating downgrade triggers that would accelerate the maturity dates of its outstanding debt, and a change in ratings is not an event of default under the applicable debt instruments. MidAmerican Energy's unsecured revolving credit facilities do not require the maintenance of a minimum credit rating level in order to draw upon their availability. However, commitment fees and interest rates under the credit facilities are tied to credit ratings and increase or decrease when the ratings change. A ratings downgrade could also increase the future cost of commercial paper, short- and long-term debt issuances or new credit facilities.

In accordance with industry practice, certain wholesale agreements, including derivative contracts, contain credit support provisions that in part base MidAmerican Energy's collateral requirements on its credit ratings for senior unsecured debt as reported by one or more of the three recognized credit rating agencies. These agreements may either specifically provide bilateral rights to demand cash or other security if credit exposures on a net basis exceed specified rating-dependent threshold levels ("credit-risk-related contingent features") or provide the right for counterparties to demand "adequate assurance," or in some cases terminate the contract, in the event of a material adverse change in MidAmerican Energy's creditworthiness. These rights can vary by contract and by counterparty. If all credit-risk-related contingent features or adequate assurance provisions for these agreements had been triggered as of December 31, 2015, MidAmerican Energy would have been required to post $258 million of additional collateral. MidAmerican Energy's collateral requirements could fluctuate considerably due to market price volatility, changes in credit ratings, changes in legislation or regulation, or other factors. Refer to Note 13 of Notes to Financial Statements in this Form 8‑K for a discussion of MidAmerican Energy's collateral requirements specific to its derivative contracts.

In July 2010, the President signed into law the Dodd-Frank Reform Act. The Dodd-Frank Reform Act reshapes financial regulation in the United States by creating new regulators, regulating markets and firms not previously regulated, and providing new enforcement powers to regulators. Virtually all major areas of the Dodd-Frank Reform Act are and have been subject to extensive rulemaking proceedings being conducted both jointly and independently by multiple regulatory agencies, many of which have been completed and others that have not yet been finalized.

MidAmerican Energy is a party to derivative contracts, including over-the-counter derivative contracts. The Dodd-Frank Reform Act provides for extensive new regulation of over-the-counter derivative contracts and certain market participants, including imposition of position limits, mandatory clearing, exchange trading, capital, margin, reporting, recordkeeping and business conduct requirements. Many of these requirements are primarily for "swap dealers" and "major swap participants," but many of these also impose some requirements on almost all market participants, including MidAmerican Energy. The Dodd-Frank Reform Act provides certain exemptions from many of these requirements for commercial end-users when using derivatives to hedge or mitigate commercial risk of their businesses. MidAmerican Energy qualifies or believes it will qualify for many of these exemptions. MidAmerican Energy generally does not enter into over-the-counter derivative contracts for purposes unrelated to hedging or mitigating commercial risk and has determined that it is not a swap dealer or major swap participant. The outcome of pending and remaining Dodd-Frank Reform Act rulemaking proceedings cannot be predicted, but requirements resulting from these proceedings could directly impact MidAmerican Energy or could have impacts to energy and other markets in general that could have an impact on MidAmerican Energy's financial results.

Inflation

Historically, overall inflation and changing prices in the economies where MidAmerican Energy operates have not had a significant impact on its financial results. MidAmerican Energy operates under cost-of-service based rate structures administered by various state commissions and the FERC. Under these rate structures, MidAmerican Energy is allowed to include prudent costs in its rates, including the impact of inflation. MidAmerican Energy attempts to minimize the potential impact of inflation on its operations through the use of fuel, energy and other cost adjustment clauses and bill riders, by employing prudent risk management and hedging strategies and by considering, among other areas, inflations impact on purchases of energy, operating expenses, materials and equipment costs, contract negotiations, future capital spending programs, and long-term debt issuances. There can be no assurance that such actions will be successful.

New Accounting Pronouncements

For a discussion of new accounting pronouncements affecting MidAmerican Energy, refer to Note 2 of Notes to Financial Statements in this Form 8-K.

Critical Accounting Estimates

Certain accounting measurements require management to make estimates and judgments concerning transactions that will be settled several years in the future. Amounts recognized on the Financial Statements based on such estimates involve numerous assumptions subject to varying and potentially significant degrees of judgment and uncertainty and will likely change in the future as additional information becomes available. The following critical accounting estimates are impacted significantly by MidAmerican Energy's methods, judgments and assumptions used in the preparation of the Financial Statements and should be read in conjunction with MidAmerican Energy's Summary of Significant Accounting Policies included in Note 2 of Notes to Financial Statements in this Form 8-K.

Accounting for the Effects of Certain Types of Regulation

MidAmerican Energy prepares its financial statements in accordance with authoritative guidance for regulated operations, which recognizes the economic effects of regulation. Accordingly, MidAmerican Energy defers the recognition of certain costs or income if it is probable that, through the ratemaking process, there will be a corresponding increase or decrease in future regulated rates. Regulatory assets and liabilities are established to reflect the impacts of these deferrals, which will be recognized in earnings in the periods the corresponding changes in regulated rates occur.

MidAmerican Energy continually evaluates the applicability of the guidance for regulated operations and whether its regulatory assets and liabilities are probable of inclusion in future regulated rates by considering factors such as a change in the regulator's approach to setting rates from cost-based ratemaking to another form of regulation, other regulatory actions or the impact of competition, that could limit MidAmerican Energy's ability to recover its costs. MidAmerican Energy believes the application of the guidance for regulated operations is appropriate, and its existing regulatory assets and liabilities are probable of inclusion in future regulated rates. The evaluation reflects the current political and regulatory climate at both the federal and state levels. If it becomes no longer probable that the deferred costs or income will be included in future regulated rates, the related regulatory assets and liabilities will be written off to net income, returned to customers or re-established as accumulated other comprehensive income (loss) ("AOCI"). Total regulatory assets were $1.0 billion and total regulatory liabilities were $831 million as of December 31, 2015. Refer to Note 6 of Notes to Financial Statements in this Form 8-K for additional information regarding regulatory assets and liabilities.

Income Taxes

In determining MidAmerican Energy's income taxes, management is required to interpret complex income tax laws and regulations, which includes consideration of regulatory implications imposed by MidAmerican Energy's various regulatory jurisdictions. MidAmerican Energy's income tax returns are subject to continuous examinations by federal, state and local tax authorities that may give rise to different interpretations of these complex laws and regulations. Due to the nature of the examination process, it generally takes years before these examinations are completed and these matters are resolved. MidAmerican Energy recognizes the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Financial Statements from such a position are measured based on the largest benefit that is more-likely-than-not to be realized upon ultimate settlement. Although the ultimate resolution of its federal, state and local tax examinations is uncertain, MidAmerican Energy believes it has made adequate provisions for its income tax positions. The aggregate amount of any additional income tax liabilities that may result from these examinations, if any, is not expected to have a material impact on its financial results. Refer to Note 10 of Notes to Financial Statements in this Form 8-K for additional information regarding income taxes.

MidAmerican Energy is required to pass income tax benefits related to certain property-related basis differences and other various differences on to its customers in Iowa. These amounts were recognized as a net regulatory asset totaling $858 million as of December 31, 2015, and will be included in regulated rates when the temporary differences reverse.

Pension and Other Postretirement Benefits

MidAmerican Energy sponsors defined benefit pension and other postretirement benefit plans that cover the majority of the employees of BHE and its domestic energy subsidiaries other than PacifiCorp and NV Energy, Inc. MidAmerican Energy recognizes the funded status of its defined benefit pension and other postretirement benefit plans on the Balance Sheets. Funded status is the fair value of plan assets minus the benefit obligation as of the measurement date. As of December 31, 2015, MidAmerican Energy recognized a net liability totaling $92 million for the funded status of its defined benefit pension and other postretirement benefit plans. As of December 31, 2015, amounts not yet recognized as a component of net periodic benefit cost that were included in regulatory assets totaled $39 million.

The expense and benefit obligations relating to these defined benefit pension and other postretirement benefit plans are based on actuarial valuations. Inherent in these valuations are key assumptions, including discount rates, expected long-term rate of return on plan assets and healthcare cost trend rates. These key assumptions are reviewed annually and modified as appropriate. MidAmerican Energy believes that the assumptions utilized in recording obligations under the plans are reasonable based on prior plan experience and current market and economic conditions. Refer to Note 11 of Notes to Financial Statements in this Form 8-K for disclosures about MidAmerican Energy's defined benefit pension and other postretirement benefit plans, including the key assumptions used to calculate the funded status and net periodic benefit cost for these plans as of and for the year ended December 31, 2015.

MidAmerican Energy chooses a discount rate based upon high quality debt security investment yields in effect as of the measurement date that corresponds to the expected benefit period. The pension and other postretirement benefit liabilities increase as the discount rate is reduced.

In establishing its assumption as to the expected long-term rate of return on plan assets, MidAmerican Energy utilizes the expected asset allocation and return assumptions for each asset class based on historical performance and forward-looking views of the financial markets. Pension and other postretirement benefits expense increases as the expected long-term rate of return on plan assets decreases. MidAmerican Energy regularly reviews its actual asset allocations and rebalances its investments to its targeted allocations when considered appropriate.

MidAmerican Energy chooses a healthcare cost trend rate that reflects the near and long-term expectations of increases in medical costs and corresponds to the expected benefit payment periods. The healthcare cost trend rate is assumed to gradually decline to 5% by 2025 at which point the rate of increase is assumed to remain constant. Refer to Note 11 of Notes to Financial Statements in this Form 8-K for healthcare cost trend rate sensitivity disclosures.

The key assumptions used may differ materially from period to period due to changing market and economic conditions. These differences may result in a significant impact to pension and other postretirement benefits expense and the funded status. If changes were to occur for the following key assumptions, the approximate effect on the Financial Statements of the total plan before allocations to affiliates would be as follows (in millions):

			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
Effect on December 31, 2015 Benefit Obligations:
Discount rate	$(35)	$39	$(9)	$10

Effect on 2015 Periodic Cost:
Discount rate	1	2	—	1
Expected rate of return on plan assets	(3)	3	(1)	1

A variety of factors affect the funded status of the plans, including asset returns, discount rates, plan changes and MidAmerican Energy's funding policy for each plan.

Revenue Recognition - Unbilled Revenue

Revenue from electric and natural gas customers is recognized as electricity or natural gas is delivered or services are provided. The determination of customer billings is based on a systematic reading of meters and rates. At the end of each month, energy provided to customers since the date of the last meter reading is estimated, and the corresponding unbilled revenue is recorded. Unbilled revenue was $138 million as of December 31, 2015. Factors that can impact the estimate of unbilled energy include, but are not limited to, seasonal weather patterns, total volumes supplied to the system, line losses, economic impacts and composition of sales among customer classes. Estimates are reversed in the following month and actual revenue is recorded based on subsequent meter readings.

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
MidAmerican Energy Company
Des Moines, Iowa

We have audited the accompanying balance sheets of MidAmerican Energy Company ("MidAmerican Energy") as of December 31, 2015 and 2014, and the related statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included MidAmerican Energy's financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of MidAmerican Energy's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. MidAmerican Energy is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of MidAmerican Energy's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of MidAmerican Energy Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the financial statements, the Company transferred its assets and liabilities of its unregulated retail services business to a subsidiary of its parent, Berkshire Hathaway Energy Company on January 1, 2016. The financial statements have been retrospectively adjusted as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013 to reflect the reclassification of the financial results of the unregulated retail services business to discontinued operations.

February 26, 2016
(August 24, 2016 as to the effects of the discontinued operations described in Note 3)

MIDAMERICAN ENERGY COMPANY
BALANCE SHEETS
(Amounts in millions)

	As of December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$103	$29
Receivables, net	342	433
Income taxes receivable	104	307
Inventories	238	185
Other current assets	58	86
Total current assets	845	1,040

Property, plant and equipment, net	11,723	10,519
Regulatory assets	1,044	908
Investments and restricted cash and investments	634	625
Other assets	139	142

Total assets	$14,385	$13,234

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN ENERGY COMPANY
BALANCE SHEETS (continued)
(Amounts in millions)

	As of December 31,
	2015	2014

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Accounts payable	$426	$392
Accrued interest	46	40
Accrued property, income and other taxes	125	128
Short-term debt	—	50
Current portion of long-term debt	34	426
Other current liabilities	166	131
Total current liabilities	797	1,167

Long-term debt	4,237	3,608
Deferred income taxes	3,061	2,662
Regulatory liabilities	831	837
Asset retirement obligations	488	432
Other long-term liabilities	266	278
Total liabilities	9,680	8,984

Commitments and contingencies (Note 15)

Shareholder's equity:
Common stock - 350 shares authorized, no par value, 71 shares issued and outstanding	—	—
Additional paid-in capital	561	561
Retained earnings	4,174	3,712
Accumulated other comprehensive loss, net	(30)	(23)
Total shareholder's equity	4,705	4,250

Total liabilities and shareholder's equity	$14,385	$13,234

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN ENERGY COMPANY
STATEMENTS OF OPERATIONS
(Amounts in millions)

	Years Ended December 31,
	2015	2014	2013
Operating revenue:
Regulated electric	$1,837	$1,817	$1,762
Regulated gas and other	665	1,005	826
Total operating revenue	2,502	2,822	2,588

Operating costs and expenses:
Cost of fuel, energy and capacity	433	532	517
Cost of gas sold and other	398	720	558
Operations and maintenance	705	717	677
Depreciation and amortization	407	351	403
Property and other taxes	110	108	104
Total operating costs and expenses	2,053	2,428	2,259

Operating income	449	394	329

Other income and (expense):
Interest expense	(183)	(174)	(151)
Allowance for borrowed funds	8	16	7
Allowance for equity funds	20	39	19
Other, net	5	10	16
Total other income and (expense)	(150)	(109)	(109)

Income before income tax benefit	299	285	220
Income tax benefit	(147)	(116)	(116)

Income from continuing operations	446	401	336

Discontinued operations (Note 3):
Income from discontinued operations	22	28	27
Income tax expense	6	12	13
Income on discontinued operations	16	16	14

Net income	462	417	350
Preferred dividends	—	—	1

Earnings on common stock	$462	$417	$349

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN ENERGY COMPANY
STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in millions)

	Years Ended December 31,
	2015	2014	2013

Net income	$462	$417	$350

Other comprehensive (loss) income, net of tax:
Unrealized gains on available-for-sale securities, net of tax of $-, $1 and $1	—	1	1
Unrealized (losses) gains on cash flow hedges, net of tax of $(4), $(10) and $9	(7)	(13)	12
Total other comprehensive (loss) income, net of tax	(7)	(12)	13

Comprehensive income	$455	$405	$363

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN ENERGY COMPANY
STATEMENTS OF CHANGES IN EQUITY
(Amounts in millions)

	MidAmerican Energy Shareholders' Equity
			Accumulated
			Other
	Common	Retained	Comprehensive	Preferred	Total
	Stock	Earnings	Loss, Net	Securities	Equity

Balance, December 31, 2012	$562	$3,070	$(24)	$27	$3,635
Net income	—	350	—	—	350
Other comprehensive income	—	—	13	—	13
Common dividends	—	(125)	—	—	(125)
Redemption of preferred securities	(1)	—	—	(27)	(28)
Balance, December 31, 2013	561	3,295	(11)	—	3,845
Net income	—	417	—	—	417
Other comprehensive loss	—	—	(12)	—	(12)
Balance, December 31, 2014	561	3,712	(23)	—	4,250
Net income	—	462	—	—	462
Other comprehensive loss	—	—	(7)	—	(7)
Balance, December 31, 2015	$561	$4,174	$(30)	$—	$4,705

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN ENERGY COMPANY
STATEMENTS OF CASH FLOWS
(Amounts in millions)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$462	$417	$350
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	407	351	403
Deferred income taxes and amortization of investment tax credits	275	300	103
Changes in other assets and liabilities	49	47	57
Other, net	(58)	(57)	(27)
Changes in other operating assets and liabilities:
Receivables, net	91	(3)	(58)
Inventories	(53)	44	13
Derivative collateral, net	33	(53)	5
Contributions to pension and other postretirement benefit plans, net	(8)	(2)	8
Accounts payable	(76)	30	23
Accrued property, income and other taxes, net	217	(252)	(164)
Other current assets and liabilities	12	1	22
Net cash flows from operating activities	1,351	823	735

Cash flows from investing activities:
Utility construction expenditures	(1,446)	(1,526)	(1,026)
Purchases of available-for-sale securities	(142)	(88)	(114)
Proceeds from sales of available-for-sale securities	135	80	102
Proceeds from sales of other investments	—	8	15
Other, net	3	5	11
Net cash flows from investing activities	(1,450)	(1,521)	(1,012)

Cash flows from financing activities:
Common stock dividends	—	—	(125)
Proceeds from long-term debt	649	840	940
Repayments of long-term debt	(426)	(356)	(670)
Redemption of preferred securities	—	—	(28)
Net (repayments of) proceeds from short-term debt	(50)	50	—
Other, net	—	(1)	—
Net cash flows from financing activities	173	533	117

Net change in cash and cash equivalents	74	(165)	(160)
Cash and cash equivalents at beginning of year	29	194	354
Cash and cash equivalents at end of year	$103	$29	$194

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN ENERGY COMPANY
NOTES TO FINANCIAL STATEMENTS

(1)	Company Organization

MidAmerican Energy Company ("MidAmerican Energy") is a public utility with electric and natural gas operations and is the principal subsidiary of MHC Inc. ("MHC"). MHC is a holding company that conducts no business other than the ownership of its subsidiaries and related corporate services. MHC's nonregulated subsidiaries include Midwest Capital Group, Inc. and MEC Construction Services Co. MHC is the direct wholly owned subsidiary of MidAmerican Funding, LLC, ("MidAmerican Funding"), which is an Iowa limited liability company with Berkshire Hathaway Energy Company ("BHE") as its sole member. BHE is a consolidated subsidiary of Berkshire Hathaway Inc. ("Berkshire Hathaway").

(2)	Summary of Significant Accounting Policies

Use of Estimates in Preparation of Financial Statements

The preparation of the Financial Statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. These estimates include, but are not limited to, the effects of regulation; certain assumptions made in accounting for pension and other postretirement benefits; asset retirement obligations ("AROs"); income taxes; unbilled revenue; valuation of certain financial assets and liabilities, including derivative contracts; and accounting for contingencies. Actual results may differ from the estimates used in preparing the Financial Statements. Certain amounts in the prior period Financial Statements have been reclassified to conform to the current period presentation. Such reclassifications did not impact previously reported operating income, net income or retained earnings.

Accounting for the Effects of Certain Types of Regulation

MidAmerican Energy's utility operations are subject to the regulation of the Iowa Utilities Board ("IUB"), the Illinois Commerce Commission ("ICC"), the South Dakota Public Utilities Commission, and the Federal Energy Regulatory Commission ("FERC"). MidAmerican Energy's accounting policies and the accompanying Financial Statements conform to GAAP applicable to rate-regulated enterprises and reflect the effects of the ratemaking process.

MidAmerican Energy prepares its financial statements in accordance with authoritative guidance for regulated operations, which recognizes the economic effects of regulation. Accordingly, MidAmerican Energy defers the recognition of certain costs or income if it is probable that, through the ratemaking process, there will be a corresponding increase or decrease in future regulated rates. Regulatory assets and liabilities are established to reflect the impacts of these deferrals, which will be recognized in earnings in the periods the corresponding changes in regulated rates occur.

MidAmerican Energy continually evaluates the applicability of the guidance for regulated operations and whether its regulatory assets and liabilities are probable of inclusion in future regulated rates by considering factors such as a change in the regulator's approach to setting rates from cost-based ratemaking to another form of regulation, other regulatory actions or the impact of competition, that could limit MidAmerican Energy's ability to recover its costs. MidAmerican Energy believes the application of the guidance for regulated operations is appropriate, and its existing regulatory assets and liabilities are probable of inclusion in future regulated rates. The evaluation reflects the current political and regulatory climate at both the federal and state levels. If it becomes no longer probable that the deferred costs or income will be included in future regulated rates, the related regulatory assets and liabilities will be written off to net income, returned to customers or re-established as accumulated other comprehensive income (loss) ("AOCI").

Fair Value Measurements

As defined under GAAP, fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or in the most advantageous market when no principal market exists. Adjustments to transaction prices or quoted market prices may be required in illiquid or disorderly markets in order to estimate fair value. Different valuation techniques may be appropriate under the circumstances to determine the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction. Market participants are assumed to be independent, knowledgeable, able and willing to transact an exchange and not under duress. Nonperformance or credit risk is considered in determining fair value. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, estimates of fair value presented herein are not necessarily indicative of the amounts that could be realized in a current or future market exchange.

Cash Equivalents and Restricted Cash and Investments

Cash equivalents consist of funds invested in money market mutual funds, United States Treasury Bills and other investments with a maturity of three months or less when purchased. Cash and cash equivalents exclude amounts where availability is restricted by legal requirements, loan agreements or other contractual provisions. Restricted amounts are included in other current assets and investments and nonregulated property, net on the Balance Sheets.

Investments

MidAmerican Energy's management determines the appropriate classification of investments in debt and equity securities at the acquisition date and reevaluates the classification at each balance sheet date. Investments that management does not intend to use or is restricted from using in current operations are presented as noncurrent on the Balance Sheets.

Available-for-sale securities are carried at fair value with realized gains and losses, as determined on a specific identification basis, recognized in earnings and unrealized gains and losses recognized in AOCI, net of tax. Realized and unrealized gains and losses on securities in a trust related to the decommissioning of the Quad Cities Generating Station Units 1 and 2 ("Quad Cities Station") are recorded as a net regulatory liability because MidAmerican Energy expects to recover costs for these activities through regulated rates. Held-to-maturity securities are carried at amortized cost, reflecting the ability and intent to hold the securities to maturity.

Investments gains and losses arise when investments are sold (as determined on a specific identification basis) or are other-than-temporarily impaired. If a decline in value of an investment below cost is deemed other than temporary, the cost of the investment is written down to fair value, with a corresponding charge to earnings. Factors considered in judging whether an impairment is other than temporary include: the financial condition, business prospects and creditworthiness of the issuer; the relative amount of the decline; MidAmerican Energy's ability and intent to hold the investment until the fair value recovers; and the length of time that fair value has been less than cost. Impairment losses on equity securities are charged to earnings. With respect to an investment in a debt security, any resulting impairment loss is recognized in earnings if MidAmerican Energy intends to sell, or expects to be required to sell, the debt security before its amortized cost is recovered. If MidAmerican Energy does not expect to ultimately recover the amortized cost basis even if it does not intend to sell the security, the credit loss component is recognized in earnings and any difference between fair value and the amortized cost basis, net of the credit loss, is reflected in other comprehensive income (loss) ("OCI"). For regulated investments, any impairment charge is offset by the establishment of a regulatory asset to the extent recovery in regulated rates is probable.

Allowance for Doubtful Accounts

Receivables are stated at the outstanding principal amount, net of an estimated allowance for doubtful accounts. The allowance for doubtful accounts is based on MidAmerican Energy's assessment of the collectibility of amounts owed to it by its customers. This assessment requires judgment regarding the ability of customers to pay or the outcome of any pending disputes. As of December 31, 2015 and 2014, the allowance for doubtful accounts totaled $6 million and $7 million, respectively, and is included in receivables, net on the Balance Sheets.

Derivatives

MidAmerican Energy employs a number of different derivative contracts, including forwards, futures, options, swaps and other agreements, to manage price risk for electricity, natural gas and other commodities, and interest rate risk. Derivative contracts are recorded on the Balance Sheets as either assets or liabilities and are stated at estimated fair value unless they are designated as normal purchases or normal sales and qualify for the exception afforded by GAAP. Derivative balances reflect offsetting permitted under master netting agreements with counterparties and cash collateral paid or received under such agreements. Cash collateral received from or paid to counterparties to secure derivative contract assets or liabilities in excess of amounts offset is included in other current assets on the Balance Sheets.

Commodity derivatives used in normal business operations that are settled by physical delivery, among other criteria, are eligible for and may be designated as normal purchases or normal sales. Normal purchases or normal sales contracts are not marked to market, and settled amounts are recognized as operating revenue or cost of sales on the Statements of Operations.

For MidAmerican Energy's derivatives not designated as hedging contracts, the settled amount is generally included in regulated rates. Accordingly, the net unrealized gains and losses associated with interim price movements on contracts that are accounted for as derivatives and probable of inclusion in regulated rates are recorded as regulatory assets and liabilities. For MidAmerican Energy's derivatives not designated as hedging contracts and for which changes in fair value are not recorded as regulatory assets and liabilities, unrealized gains and losses are recognized on the Statements of Operations as other operating revenue for sales contracts and as cost of gas sold and other for purchase contracts and electricity and natural gas swap contracts.

For MidAmerican Energy's derivatives designated as hedging contracts, MidAmerican Energy formally assesses, at inception and thereafter, whether the hedging contract is highly effective in offsetting changes in the hedged item. MidAmerican Energy formally documents hedging activity by transaction type and risk management strategy.

Changes in the estimated fair value of a derivative contract designated and qualified as a cash flow hedge, to the extent effective, are included on the Statements of Changes in Equity as AOCI, net of tax, until the contract settles and the hedged item is recognized in earnings. MidAmerican Energy discontinues hedge accounting prospectively when it has determined that a derivative contract no longer qualifies as an effective hedge, or when it is no longer probable that the hedged forecasted transaction will occur. When hedge accounting is discontinued because the derivative contract no longer qualifies as an effective hedge, future changes in the estimated fair value of the derivative contract are charged to earnings. Gains and losses related to discontinued hedges that were previously recorded in AOCI will remain in AOCI until the contract settles and the hedged item is recognized in earnings, unless it becomes probable that the hedged forecasted transaction will not occur, at which time associated deferred amounts in AOCI are immediately recognized in earnings.

Inventories

Inventories consist mainly of materials and supplies, totaling $105 million and $101 million as of December 31, 2015 and 2014, respectively, coal stocks, totaling $102 million and $54 million as of December 31, 2015 and 2014, respectively, and natural gas in storage, totaling $27 million and $24 million as of December 31, 2015 and 2014, respectively. The cost of materials and supplies, coal stocks and fuel oil is determined using the average cost method. The cost of stored natural gas is determined using the last-in-first-out method. With respect to stored natural gas, the replacement cost would be $8 million and $41 million higher as of December 31, 2015 and 2014, respectively.

Utility Plant, Net

General

Additions to utility plant are recorded at cost. MidAmerican Energy capitalizes all construction-related material, direct labor and contract services, as well as indirect construction costs. Indirect construction costs include debt allowance for funds used during construction ("AFUDC") and equity AFUDC. The cost of additions and betterments are capitalized, while costs incurred that do not improve or extend the useful lives of the related assets are generally expensed. Additionally, MidAmerican Energy has regulatory arrangements in Iowa in which the carrying cost of certain utility plant has been reduced for amounts associated with electric returns on equity exceeding specified thresholds.

Depreciation and amortization for MidAmerican Energy's utility operations are computed by applying the composite or straight-line method based on either estimated useful lives or mandated recovery periods as prescribed by its various regulatory authorities. Depreciation studies are completed by MidAmerican Energy to determine the appropriate group lives, net salvage and group depreciation rates. These studies are reviewed and rates are ultimately approved by the applicable regulatory commission. Net salvage includes the estimated future residual values of the assets and any estimated removal costs recovered through approved depreciation rates. Estimated removal costs are recorded as either a cost of removal regulatory liability or an ARO liability on the Balance Sheets, depending on whether the obligation meets the requirements of an ARO. As actual removal costs are incurred, the associated liability is reduced.

Generally, when MidAmerican Energy retires or sells a component of utility plant, it charges the original cost, net of any proceeds from the disposition to accumulated depreciation. Any gain or loss on disposals of nonregulated assets is recorded through earnings.

Debt and equity AFUDC, which represent the estimated costs of debt and equity funds necessary to finance the construction of its regulated facilities, is capitalized by MidAmerican Energy as a component of utility plant, with offsetting credits to the Statements of Operations. AFUDC is computed based on guidelines set forth by the FERC. After construction is completed, MidAmerican Energy is permitted to earn a return on these costs as a component of the related assets, as well as recover these costs through depreciation expense over the useful lives of the related assets.

Asset Retirement Obligations

MidAmerican Energy recognizes AROs when it has a legal obligation to perform decommissioning or removal activities upon retirement of an asset. MidAmerican Energy's AROs are primarily related to decommissioning of the Quad Cities Station and obligations associated with its other generating facilities. The fair value of an ARO liability is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made, and is added to the carrying amount of the associated asset, which is then depreciated over the remaining useful life of the asset. Subsequent to the initial recognition, the ARO liability is adjusted for any revisions to the original estimate of undiscounted cash flows (with corresponding adjustments to utility plant) and for accretion of the ARO liability due to the passage of time. The difference between the ARO liability, the corresponding ARO asset included in utility plant, net and amounts recovered in rates to satisfy such liabilities is recorded as a regulatory asset or liability.

Impairment

MidAmerican Energy evaluates long-lived assets for impairment, including utility plant, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable or the assets are being held for sale. Upon the occurrence of a triggering event, the asset is reviewed to assess whether the estimated undiscounted cash flows expected from the use of the asset plus the residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, the asset is written down to the estimated fair value. The impacts of regulation are considered when evaluating the carrying value of regulated assets. For all other assets, any resulting impairment loss is reflected on the Statements of Operations.

Revenue Recognition

Revenue from electric and natural gas customers is recognized as electricity or natural gas is delivered or services are provided. Revenue recognized includes billed and unbilled amounts. As of December 31, 2015 and 2014, unbilled revenue was $138 million and $131 million, respectively, and is included in receivables, net on the Balance Sheets.

The determination of revenue from an individual customer is based on a systematic reading of meters and rates. At the end of each month, amounts of energy provided to customers since the date of the last meter reading are estimated, and the corresponding unbilled revenue is recorded. Factors that can impact the estimate of unbilled energy include, but are not limited to, seasonal weather patterns compared to normal, total volumes supplied to the system, line losses, economic impacts and composition of customer classes. Estimates are reversed in the following month and actual revenue is recorded based on subsequent meter readings.

All of MidAmerican Energy's regulated retail electric and gas sales are subject to energy adjustment clauses. MidAmerican Energy also has costs that are recovered, at least in part, through bill riders, including demand-side management costs. The clauses and riders allow MidAmerican Energy to adjust the amounts charged for electric and gas service as the related costs change. The costs recovered in revenue through use of the adjustment clauses and bill riders are charged to expense in the same year the related revenue is recognized. At any given time, these costs may be over or under collected from customers. The total under collection included in receivables at December 31, 2015 and 2014, was $17 million and $25 million, respectively.

MidAmerican Energy collects from its customers sales and excise taxes assessed by governmental authorities on transactions with customers and later remits the collected taxes to the appropriate authority. If the obligation to pay a particular tax resides with the customer, MidAmerican Energy reports such taxes collected on a net basis and, accordingly, they do not affect the Statement of Operations. Taxes for which the obligation resides with MidAmerican Energy are reported on a gross basis in operating revenue and operating expenses. The amounts reported on a gross basis are not material.

Unamortized Debt Premiums, Discounts and Issuance Costs

Premiums, discounts and issuance costs incurred for the issuance of long-term debt are amortized over the term of the related financing using the effective interest method.

Income Taxes

Berkshire Hathaway includes MidAmerican Energy in its United States federal income tax return. MidAmerican Energy's provision for income taxes has been computed on a stand-alone basis, and substantially all of its respective currently payable or receivable income taxes are remitted to or received from BHE.

Deferred income tax assets and liabilities are based on differences between the financial statement and income tax basis of assets and liabilities using estimated income tax rates expected to be in effect for the year in which the differences are expected to reverse. Changes in deferred income tax assets and liabilities that are associated with components of OCI are charged or credited directly to OCI. Changes in deferred income tax assets and liabilities that are associated with income tax benefits and expense for certain property-related basis differences and other various differences that MidAmerican Energy is required to pass on to its customers in Iowa are charged or credited directly to a regulatory asset or liability. As of December 31, 2015 and 2014, these amounts were recognized as a net regulatory asset totaling $858 million and $730 million, respectively, and will be included in regulated rates when the temporary differences reverse. Other changes in deferred income tax assets and liabilities are included as a component of income tax expense. Changes in deferred income tax assets and liabilities attributable to changes in enacted income tax rates are charged or credited to income tax expense or a regulatory asset or liability in the period of enactment. Investment tax credits are generally deferred and amortized over the estimated useful lives of the related properties or as prescribed by various regulatory jurisdictions.

In determining MidAmerican Energy's income taxes, management is required to interpret complex income tax laws and regulations, which includes consideration of regulatory implications imposed by MidAmerican Energy's various regulatory jurisdictions. MidAmerican Energy's income tax returns are subject to continuous examinations by federal, state and local tax authorities that may give rise to different interpretations of these complex laws and regulations. Due to the nature of the examination process, it generally takes years before these examinations are completed and these matters are resolved. MidAmerican Energy recognizes the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Financial Statements from such a position are measured based on the largest benefit that is more-likely-than-not to be realized upon ultimate settlement. Although the ultimate resolution of their federal, state and local income tax examinations is uncertain, MidAmerican Energy believes it has made adequate provisions for its income tax positions. The aggregate amount of any additional income tax liabilities that may result from these examinations, if any, is not expected to have a material impact on its financial results. MidAmerican Energy's unrecognized tax benefits are primarily included in taxes accrued and other long-term liabilities on its Balance Sheets. Estimated interest and penalties, if any, related to uncertain tax positions are included as a component of income tax expense on the Statements of Operations.

New Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-01, which amends FASB Accounting Standards Codification ("ASC") Subtopic 825-10, "Financial Instruments - Overall." The amendments in this guidance address certain aspects of recognition, measurement, presentation and disclosure of financial instruments including a requirement that all investments in equity securities that do not qualify for equity method accounting or result in consolidation of the investee be measured at fair value with changes in fair value recognized in net income. This guidance is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption not permitted, and is required to be adopted prospectively by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. MidAmerican Energy is currently evaluating the impact of adopting this guidance on its Financial Statements and disclosures included within Notes to Financial Statements.
In November 2015, the FASB issued ASU No. 2015-17, which amends FASB ASC Topic 740, "Income Taxes." The amendments in this guidance require that deferred income tax liabilities and assets be classified as noncurrent in the balance sheet. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016, with early adoption permitted, and may be adopted prospectively or retrospectively for each period presented to reflect the new guidance. MidAmerican Energy early adopted this guidance as of December 31, 2015, under a retrospective method, resulting in a decrease of $1 million each in other current assets and noncurrent deferred income tax liabilities as of December 31, 2014.
In April 2015, the FASB issued ASU No. 2015-03, which amends FASB ASC Subtopic 835-30, "Interest - Imputation of Interest." The amendments in this guidance require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability instead of as an asset. This guidance is effective for interim and annual reporting periods beginning after December 15, 2015, with early adoption permitted. This guidance must be adopted retrospectively, wherein the balance sheet of each period presented should be adjusted to reflect the new guidance. MidAmerican Energy early adopted this guidance as of December 31, 2015, under a retrospective method, resulting in a decrease of $22 million each in other assets and long-term debt as of December 31, 2014.

In May 2014, the FASB issued ASU No. 2014-09, which creates FASB ASC Topic 606, "Revenue from Contracts with Customers" and supersedes ASC Topic 605, "Revenue Recognition." The guidance replaces industry-specific guidance and establishes a single five-step model to identify and recognize revenue. The core principle of the guidance is that an entity should recognize revenue upon transfer of control of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Additionally, the guidance requires the entity to disclose further quantitative and qualitative information regarding the nature and amount of revenues arising from contracts with customers, as well as other information about the significant judgments and estimates used in recognizing revenues from contracts with customers. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016. Early application is not permitted. This guidance may be adopted retrospectively or under a modified retrospective method where the cumulative effect is recognized at the date of initial application. MidAmerican Energy is currently evaluating the impact of adopting this guidance on its Financial Statements and disclosures included within Notes to Financial Statements.

(3)	Discontinued Operations

On January 1, 2016, MidAmerican Energy transferred the assets and liabilities of its unregulated retail services business to a subsidiary of BHE. The transfer was made at MidAmerican Energy’s carrying value of the assets, liabilities and AOCI as of December 31, 2015, and was recorded by MidAmerican Energy as a noncash dividend. Financial results of the unregulated retail services business for the years ended December 31, 2015, 2014 and 2013, respectively, have been reclassified to discontinued operations in the Statements of Operations.

Significant line items constituting pre-tax income from discontinued operations and total cash flows from operating activities for the years ended December 31 are as follows (in millions):

	2015	2014	2013

Operating revenue	$905	$918	$815
Cost of sales	$854	$863	$764

Cash flows from operating activities	$30	$(22)	$25

Assets, liabilities and equity of the unregulated retail services business reflected in the Balance Sheets as of December 31, are as follows (in millions):

	2015	2014

Receivables	$115	$118
Derivative assets	41	44
Deferred income taxes	21	14
Accounts payable	(49)	(40)
Derivative liabilities	(42)	(34)
Other assets and liabilities, net	4	5
Accumulated other comprehensive loss, net	27	20
Equity, excluding accumulated other comprehensive loss, net	(117)	(127)

(4)    Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following as of December 31 (in millions):

	Depreciable Life	2015	2014

Utility plant in service:
Generation	20-100 years	$10,404	$9,351
Transmission	52-70 years	1,305	1,142
Electric distribution	20-70 years	3,059	2,933
Gas distribution	28-70 years	1,507	1,432
Utility plant in service		16,275	14,858
Accumulated depreciation and amortization		(5,229)	(4,954)
Utility plant in service, net		11,046	9,904
Nonregulated property, net:
Nonregulated property gross	5-45 years	15	14
Accumulated depreciation and amortization		(5)	(5)
Nonregulated property, net		10	9
		11,056	9,913
Construction work in progress		667	606
Property, plant and equipment, net		$11,723	$10,519

Nonregulated property includes land, computer software and other assets not recoverable for regulated utility purposes.

The average depreciation and amortization rates applied to depreciable utility plant for the years ended December 31 were as follows:

	2015	2014	2013

Electric	3.0%	2.8%	3.3%
Gas	2.9%	2.8%	2.8%

During the third quarter of 2013, MidAmerican Energy revised its depreciation rates for certain electric generating facilities based on the results of a new depreciation study. The new rates reflect longer estimated useful lives for wind-powered generating facilities placed in service in 2011 and 2012 and a lower accrual rate for the cost of removal regulatory liability related to coal-fueled generating facilities. The effect of this change was to reduce depreciation and amortization expense by $20 million in 2013 and $49 million annually based on depreciable plant balances at the time of the change. Effective January 1, 2014, MidAmerican Energy revised depreciation rates for certain electric generating facilities based on the results of its 2013 Iowa electric retail rate case. The new depreciation rates reflect longer estimated useful lives for certain generating facilities. The effect of this change was to reduce depreciation and amortization expense by $50 million annually based on depreciable plant balances at the time of the change.

(5)    Jointly Owned Utility Facilities

Under joint facility ownership agreements with other utilities, MidAmerican Energy, as a tenant in common, has undivided interests in jointly owned generation and transmission facilities. MidAmerican Energy accounts for its proportionate share of each facility, and each joint owner has provided financing for its share of each facility. Operating costs of each facility are assigned to joint owners based on their percentage of ownership or energy production, depending on the nature of the cost. Operating costs and expenses on the Statements of Operations include MidAmerican Energy's share of the expenses of these facilities.

The amounts shown in the table below represent MidAmerican Energy's share in each jointly owned facility as of December 31, 2015 (dollars in millions):

			Accumulated	Construction
	Company	Plant in	Depreciation and	Work in
	Share	Service	Amortization	Progress

Louisa Unit No. 1	88.0%	$757	$405	$7
Quad Cities Unit Nos. 1 & 2(1)	25.0	672	340	27
Walter Scott, Jr. Unit No. 3	79.1	608	297	6
Walter Scott, Jr. Unit No. 4(2)	59.7	448	91	—
George Neal Unit No. 4	40.6	305	148	1
Ottumwa Unit No. 1	52.0	554	184	3
George Neal Unit No. 3	72.0	415	153	—
Transmission facilities(3)	Various	245	83	2
Total		$4,004	$1,701	$46

(1)	Includes amounts related to nuclear fuel.

(2)	Plant in service and accumulated depreciation and amortization amounts are net of credits applied under Iowa revenue sharing arrangements totaling $319 million and $67 million, respectively.

(3)	Includes 345 and 161 kilovolt transmission lines and substations.

(6)	Regulatory Matters

Regulatory assets represent costs that are expected to be recovered in future regulated rates. MidAmerican Energy's regulatory assets reflected on the Balance Sheets consist of the following as of December 31 (in millions):

	Average
	Remaining Life	2015	2014

Deferred income taxes, net(1)	25 years	$858	$730
Asset retirement obligations(2)	6 years	94	62
Employee benefit plans(3)	11 years	39	42
Unrealized loss on regulated derivative contracts	1 year	20	38
Other	Various	33	36
Total		$1,044	$908

(1)
Amounts primarily represent income tax benefits related to state accelerated tax depreciation and certain property-related basis differences that were previously flowed through to customers and will be included in regulated rates when the temporary differences reverse.

(2)	Amount predominantly relates to asset retirement obligations for fossil-fueled and wind-powered generating facilities. Refer to Note 12 for a discussion of asset retirement obligations.

(3)	Represents amounts not yet recognized as a component of net periodic benefit cost that are expected to be included in regulated rates when recognized.

MidAmerican Energy had regulatory assets not earning a return on investment of $1.0 billion and$904 million as of December 31, 2015 and 2014, respectively.

Regulatory liabilities represent income to be recognized or amounts to be returned to customers in future periods. MidAmerican Energy's regulatory liabilities reflected on the Balance Sheets consist of the following as of December 31 (in millions):

	Average
	Remaining Life	2015	2014

Cost of removal accrual(1)	25 years	$653	$642
Asset retirement obligations(2)	22 years	140	159
Other	Various	38	36
Total		$831	$837

(1)
Amounts represent estimated costs, as accrued through depreciation rates and exclusive of ARO liabilities, of removing utility plant in accordance with accepted regulatory practices. Amounts are deducted from rate base or otherwise accrue a carrying cost.

(2)	Amount predominantly represents the excess of nuclear decommission trust assets over the related asset retirement obligation. Refer to Note 12 for a discussion of asset retirement obligations.

(7)	Investments and Restricted Cash and Investments

Investments and restricted cash and investments consists of the following amounts as of December 31 (in millions):

	2015	2014

Nuclear decommissioning trust	$429	$424
Rabbi trusts	175	175
Auction rate securities	26	26
Other	4	—
Total	$634	$625

MidAmerican Energy has established a trust for the investment of funds for decommissioning the Quad Cities Station. These investments in debt and equity securities are classified as available-for-sale and are reported at fair value. Funds are invested in the trust in accordance with applicable federal and state investment guidelines and are restricted for use as reimbursement for costs of decommissioning the Quad Cities Station, which is currently licensed for operation until December 2032. As of December 31, 2015 and 2014, the fair value of the trust's funds was invested as follows: 56% and 56%, respectively, in domestic common equity securities, 31% and 32%, respectively, in United States government securities, 9% and 9%, respectively, in domestic corporate debt securities and 4% and 3%, respectively, in other securities.

Rabbi trusts primarily hold corporate-owned life insurance on certain current and former key executives and directors. The Rabbi trusts were established to hold investments used to fund the obligations of various nonqualified executive and director compensation plans and to pay the costs of the trusts. The amount represents the cash surrender value of all of the policies included in the Rabbi trusts, net of amounts borrowed against the cash surrender value. Changes in the cash surrender value of the policies are reflected in other income and (expense) - other, net on the Statements of Operation.

MidAmerican Energy has investments in interest bearing auction rate securities with a par value of $35 million as of December 31, 2015 and 2014, and remaining maturities of 2 to 20 years. MidAmerican Energy considers the securities to be temporarily impaired, except for an other-than-temporary impairment of $3 million, after-tax, recorded in 2008, and has recorded unrealized losses on the securities of $3 million and $3 million, after tax, in AOCI as of December 31, 2015 and 2014, respectively. MidAmerican Energy does not intend to sell or expect to be required to sell the securities until the remaining principal investment is collected.

(8)    Short-Term Debt and Credit Facilities

Interim financing of working capital needs and the construction program is obtained from unaffiliated parties through the sale of commercial paper or short-term borrowing from banks. MidAmerican Energy has a $600 million unsecured credit facility expiring in March 2018. The credit facility, which supports MidAmerican Energy's commercial paper program and its variable-rate tax-exempt bond obligations and provides for the issuance of letters of credit, has a variable interest rate based on the London Interbank Offered Rate ("LIBOR") or a base rate, at MidAmerican Energy's option, plus a spread that varies based on MidAmerican Energy's credit ratings for senior unsecured long-term debt securities. In addition, MidAmerican Energy has a $5 million unsecured credit facility, which expires in June 2016 and has a variable interest rate based on LIBOR plus a spread. As of December 31, 2014, the weighted average interest rate on commercial paper borrowings outstanding was 0.35%. The $600 million credit facility requires that MidAmerican Energy's ratio of consolidated debt, including current maturities, to total capitalization not exceed 0.65 to 1.0 as of the last day of any quarter. As of December 31, 2015, MidAmerican Energy was in compliance with the covenants of its credit facilities. MidAmerican Energy has authority from the FERC to issue commercial paper and bank notes aggregating $605 million through June 30, 2016.

The following table summarizes MidAmerican Energy's availability under its two unsecured revolving credit facilities as of December 31 (in millions):

	2015	2014

Credit facilities	$605	$605
Less:
Short-term debt outstanding	—	(50)
Variable-rate tax-exempt bond support	(195)	(195)
Net credit facilities	$410	$360

(9)	Long-Term Debt

MidAmerican Energy's long-term debt consists of the following, including amounts maturing within one year and unamortized premiums, discounts and debt issuance costs, as of December 31 (dollars in millions):

	Par Value	2015	2014

First mortgage bonds:
2.40%, due 2019	$500	$499	$498
3.70%, due 2023	250	248	248
3.50%, due 2024	500	502	296
4.80%, due 2043	350	345	345
4.40%, due 2044	400	394	394
4.25%, due 2046	450	444	—
Notes:
5.95% Series, due 2017	250	250	250
5.3% Series, due 2018	350	349	349
6.75% Series, due 2031	400	395	395
5.75% Series, due 2035	300	298	298
5.8% Series, due 2036	350	347	347
Turbine purchase obligation, 1.43%, due 2015(1)	—	—	420
Transmission upgrade obligation, 4.449%, due through 2035	5	4	—
Variable-rate tax-exempt bond obligation series: (weighted average interest rate- 2015-0.03%, 2014-0.07%)
Due 2016	34	33	33
Due 2017	4	4	4
Due 2023, issued in 1993	7	7	7
Due 2023, issued in 2008	57	57	57
Due 2024	35	35	35
Due 2025	13	13	13
Due 2038	45	45	45
Capital lease obligations - 4.16%, due through 2020	2	2	—
Total	$4,302	$4,271	$4,034

(1)
In conjunction with the construction of wind-powered generating facilities in 2012, MidAmerican Energy accrued as gross property, plant and equipment amounts for turbine purchases it is not contractually obligated to pay until December 2015. The amount ultimately payable was discounted and recognized upon delivery of the equipment as long-term debt. The discount was amortized as interest expense over the period until payment was due using the effective interest method.

The annual repayments of MidAmerican Energy's long-term debt for the years beginning January 1, 2016, and thereafter, excluding unamortized premiums, discounts and debt issuance costs, are as follows (in millions):

2016	$34
2017	254
2018	351
2019	500
2020	1
2021 and thereafter	3,162

MidAmerican Energy issued $650 million of first mortgage bonds in October 2015 pursuant to its indenture dated September 9, 2013, as supplemented and amended. The net proceeds were used for the payment of the $426 million turbine purchase obligation due December 2015 and for general corporate purposes.

Pursuant to MidAmerican Energy's mortgage dated September 9, 2013, MidAmerican Energy's first mortgage bonds, currently and from time to time outstanding, are secured by a first mortgage lien on substantially all of its electric generating, transmission and distribution property within the State of Iowa, subject to certain exceptions and permitted encumbrances. As of December 31, 2015, MidAmerican Energy's eligible property subject to the lien of the mortgage totaled approximately $13 billion based on original cost. Additionally, MidAmerican Energy's senior notes outstanding are equally and ratably secured with the first mortgage bonds as required by the indentures under which the senior notes were issued.

MidAmerican Energy's variable rate tax-exempt obligations, including the tax-exempt bonds discussed below, bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market. MidAmerican Energy, at its option, may change the mode of interest calculation for these bonds by selecting from among several floating or fixed rate alternatives. The interest rates shown in the table above are the weighted average interest rates as of December 31, 2015 and 2014. MidAmerican Energy maintains revolving credit facility agreements to provide liquidity for holders of these issues.

As of December 31, 2015, MidAmerican Energy was in compliance with all of its applicable long-term debt covenants.

In March 1999, MidAmerican Energy committed to the IUB to use commercially reasonable efforts to maintain an investment grade rating on its long-term debt and to maintain its common equity level above 42% of total capitalization unless circumstances beyond its control result in the common equity level decreasing to below 39% of total capitalization. MidAmerican Energy must seek the approval from the IUB of a reasonable utility capital structure if MidAmerican Energy's common equity level decreases below 42% of total capitalization, unless the decrease is beyond the control of MidAmerican Energy. MidAmerican Energy is also required to seek the approval of the IUB if MidAmerican Energy's equity level decreases to below 39%, even if the decrease is due to circumstances beyond the control of MidAmerican Energy. As of December 31, 2015, MidAmerican Energy's common equity ratio was 52% computed on a basis consistent with its commitment. As a result of its regulatory commitment to maintain its common equity level above certain thresholds, MidAmerican Energy could dividend $1.6 billion as of December 31, 2015, without falling below 42%.

(10)	Income Taxes

MidAmerican Energy's income tax benefit from continuing operations consists of the following for the years ended December 31 (in millions):

	2015	2014	2013
Current:
Federal	$(415)	$(411)	$(207)
State	(6)	(4)	(12)
	(421)	(415)	(219)
Deferred:
Federal	281	298	101
State	(6)	2	3
	275	300	104

Investment tax credits	(1)	(1)	(1)
Total	$(147)	$(116)	$(116)

A reconciliation of the federal statutory income tax rate to MidAmerican Energy's effective income tax rate applicable to income before income tax benefit from continuing operations is as follows for the years ended December 31:

	2015	2014	2013

Federal statutory income tax rate	35%	35%	35%
Income tax credits	(71)	(65)	(79)
State income tax, net of federal income tax benefit	(2)	—	(2)
Effects of ratemaking	(12)	(9)	(4)
Other, net	1	(2)	(3)
Effective income tax rate	(49)%	(41)%	(53)%

Income tax credits relate primarily to production tax credits earned by MidAmerican Energy's wind-powered generating facilities. Federal renewable electricity production tax credits are earned as energy from qualifying wind-powered generating facilities is produced and sold and are based on a per-kilowatt hour rate pursuant to the applicable federal income tax law. Wind-powered generating facilities are eligible for the credits for 10 years from the date the qualifying generating facilities are placed in service.

MidAmerican Energy's net deferred income tax liability consists of the following as of December 31 (in millions):

	2015	2014
Deferred income tax assets:
Regulatory liabilities	$327	$332
Employee benefits	66	68
Derivative contracts	29	30
Asset retirement obligations	214	185
Other	59	59
Total deferred income tax assets	695	674

Deferred income tax liabilities:
Depreciable property	(3,321)	(2,945)
Regulatory assets	(418)	(366)
Other	(17)	(25)
Total deferred income tax liabilities	(3,756)	(3,336)

Net deferred income tax liability	$(3,061)	$(2,662)

As of December 31, 2015, MidAmerican Energy has available $23 million of state carryforwards, principally related to $488 million of net operating losses, that expire at various intervals between 2016 and 2034.

The United States Internal Revenue Service has closed its examination of BHE's income tax returns through December 2009, including components related to MidAmerican Energy. In addition, state jurisdictions have closed their examinations of MidAmerican Energy's income tax returns through at least February 9, 2006, including Iowa and Illinois, which are closed through December 31, 2012, and December 31, 2008, respectively.

A reconciliation of the beginning and ending balances of MidAmerican Energy's net unrecognized tax benefits is as follows for the years ended December 31 (in millions):

	2015	2014

Beginning balance	$26	$29
Additions based on tax positions related to the current year	3	6
Additions for tax positions of prior years	47	38
Reductions based on tax positions related to the current year	(6)	(4)
Reductions for tax positions of prior years	(46)	(40)
Statute of limitations	(5)	(3)
Settlements	(6)	—
Interest and penalties	(3)	—
Ending balance	$10	$26

As of December 31, 2015, MidAmerican Energy had unrecognized tax benefits totaling $26 million that, if recognized, would have an impact on the effective tax rate. The remaining unrecognized tax benefits relate to tax positions for which ultimate deductibility is highly certain but for which there is uncertainty as to the timing of such deductibility. Recognition of these tax benefits, other than applicable interest and penalties, would not affect MidAmerican Energy's effective income tax rate.

(11)	Employee Benefit Plans

MidAmerican Energy sponsors a noncontributory defined benefit pension plan covering a majority of all employees of BHE and its domestic energy subsidiaries other than PacifiCorp and NV Energy, Inc. Benefit obligations under the plan are based on a cash balance arrangement for salaried employees and most union employees and final average pay formulas for other union employees. MidAmerican Energy also maintains noncontributory, nonqualified defined benefit supplemental executive retirement plans ("SERP") for certain active and retired participants.

MidAmerican Energy also sponsors certain postretirement healthcare and life insurance benefits covering substantially all retired employees of BHE and its domestic energy subsidiaries other than PacifiCorp and NV Energy, Inc. Under the plans, a majority of all employees of the participating companies may become eligible for these benefits if they reach retirement age. New employees are not eligible for benefits under the plans. MidAmerican Energy has been allowed to recover accrued pension and other postretirement benefit costs in its electric and gas service rates.

Net Periodic Benefit Cost

For purposes of calculating the expected return on pension plan assets, a market-related value is used. The market-related value of plan assets is calculated by spreading the difference between expected and actual investment returns on equity investments over a five-year period beginning after the first year in which they occur.

MidAmerican Energy bills to and is reimbursed currently for affiliates' share of the net periodic benefit costs from all plans in which such affiliates participate. In 2015, 2014 and 2013, MidAmerican Energy's share of the pension net periodic benefit cost (credit) was $(4) million, $1 million and $11 million, respectively. MidAmerican Energy's share of the other postretirement net periodic benefit cost (credit) in 2015, 2014 and 2013 totaled $- million, $- million and $(1) million, respectively.

Net periodic benefit cost for the plans of MidAmerican Energy and the aforementioned affiliates included the following components for the years ended December 31 (in millions):

	Pension			Other Postretirement
	2015	2014	2013	2015	2014	2013

Service cost	$12	$14	$18	$7	$6	$5
Interest cost	32	35	33	9	10	8
Expected return on plan assets	(46)	(45)	(45)	(15)	(15)	(13)
Net amortization	2	1	11	(3)	(3)	(3)
Net periodic benefit cost (credit)	$—	$5	$17	$(2)	$(2)	$(3)

Funded Status

The following table is a reconciliation of the fair value of plan assets for the years ended December 31 (in millions):

	Pension		Other Postretirement
	2015	2014	2015	2014

Plan assets at fair value, beginning of year	$730	$722	$259	$256
Employer contributions	7	7	1	1
Participant contributions	—	—	1	1
Actual return on plan assets	4	52	—	13
Benefits paid	(63)	(51)	(12)	(12)
Plan assets at fair value, end of year	$678	$730	$249	$259

The following table is a reconciliation of the benefit obligations for the years ended December 31 (in millions):

	Pension		Other Postretirement
	2015	2014	2015	2014

Benefit obligation, beginning of year	$840	$768	$249	$235
Service cost	12	14	7	6
Interest cost	32	35	9	10
Participant contributions	—	—	1	1
Actuarial (gain) loss	(36)	74	(20)	9
Benefits paid	(63)	(51)	(12)	(12)
Benefit obligation, end of year	$785	$840	$234	$249
Accumulated benefit obligation, end of year	$773	$825

The funded status of the plans and the amounts recognized on the Balance Sheets as of December 31 are as follows (in millions):

	Pension		Other Postretirement
	2015	2014	2015	2014

Plan assets at fair value, end of year	$678	$730	$249	$259
Less - Benefit obligation, end of year	785	840	234	249
Funded status	$(107)	$(110)	$15	$10

Amounts recognized on the Balance Sheets:
Other assets	$7	$12	$15	$10
Other current liabilities	(8)	(8)	—	—
Other liabilities	(106)	(114)	—	—
Amounts recognized	$(107)	$(110)	$15	$10

The SERP has no plan assets; however, MidAmerican Energy and BHE have Rabbi trusts that hold corporate-owned life insurance and other investments to provide funding for the future cash requirements of the SERP. The cash surrender value of all of the policies included in the Rabbi trusts, net of amounts borrowed against the cash surrender value, plus the fair market value of other Rabbi trust investments, was $156 million and $156 million as of December 31, 2015 and 2014, respectively, of which $104 million and $103 million was held by MidAmerican Energy as of December 31, 2015 and 2014, respectively, with the remainder held by BHE. These assets are not included in the plan assets in the above table, but are reflected in investments and nonregulated property, net on the Balance Sheets.

Unrecognized Amounts

The portion of the funded status of the plans not yet recognized in net periodic benefit cost as of December 31 is as follows (in millions):

	Pension		Other Postretirement
	2015	2014	2015	2014

Net loss	$26	$21	$42	$49
Prior service cost (credit)	2	3	(36)	(42)
Total	$28	$24	$6	$7

MidAmerican Energy sponsors pension and other postretirement benefit plans on behalf of certain of its affiliates in addition to itself, and therefore, the portion of the funded status of the respective plans that has not yet been recognized in net periodic benefit cost is attributable to multiple entities. Additionally, substantially all of MidAmerican Energy's portion of such amounts is either refundable to or recoverable from its customers and is reflected as regulatory liabilities and regulatory assets.

A reconciliation of the amounts not yet recognized as components of net periodic benefit cost for the years ended December 31, 2015 and 2014 is as follows (in millions):

	Regulatory Asset	Regulatory Liability	Receivables (Payables) with Affiliates	Total
Pension
Balance, December 31, 2013	$16	$(55)	$(2)	$(41)
Net loss arising during the year	6	51	9	66
Net amortization	—	(1)	—	(1)
Total	6	50	9	65
Balance, December 31, 2014	22	(5)	7	24
Net loss (gain) arising during the year	2	5	(1)	6
Net amortization	(2)	—	—	(2)
Total	—	5	(1)	4
Balance, December 31, 2015	$22	$—	$6	$28

	Regulatory Asset	Regulatory Liability	Receivables (Payables) with Affiliates	Total
Other Postretirement
Balance, December 31, 2013	$10	$—	$(16)	$(6)
Net loss arising during the year	8	—	2	10
Net amortization	2	—	1	3
Total	10	—	3	13
Balance, December 31, 2014	20	—	(13)	7
Net gain arising during the year	(5)	—	—	(5)
Net amortization	2	—	2	4
Total	(3)	—	2	(1)
Balance, December 31, 2015	$17	$—	$(11)	$6

The net loss and prior service cost (credit) that will be amortized in 2016 into net periodic benefit cost are estimated to be as follows (in millions):

	Net Loss	Prior Service Cost (Credit)	Total

Pension	$1	$1	$2
Other postretirement	2	(6)	(4)
Total	$3	$(5)	$(2)

Plan Assumptions

Assumptions used to determine benefit obligations and net periodic benefit cost were as follows:

	Pension			Other Postretirement
	2015	2014	2013	2015	2014	2013
Benefit obligations as of December 31:
Discount rate	4.50%	4.00%	4.75%	4.25%	3.75%	4.50%
Rate of compensation increase	2.75%	2.75%	3.00%	N/A	N/A	N/A

Net periodic benefit cost for the years ended December 31:
Discount rate	4.00%	4.75%	4.00%	3.75%	4.50%	3.75%
Expected return on plan assets(1)	7.25%	7.50%	7.50%	7.00%	7.25%	7.25%
Rate of compensation increase	2.75%	3.00%	3.00%	N/A	N/A	N/A

(1)	Amounts reflected are pre-tax values. Assumed after-tax returns for a taxable, non-union other postretirement plan were 5.18% for 2015, and 5.37% for 2014, and 5.56% for 2013.

In establishing its assumption as to the expected return on plan assets, MidAmerican Energy utilizes the asset allocation and return assumptions for each asset class based on historical performance and forward-looking views of the financial markets.

	2015	2014
Assumed healthcare cost trend rates as of December 31:
Healthcare cost trend rate assumed for next year	7.70%	8.00%
Rate that the cost trend rate gradually declines to	5.00%	5.00%
Year that the rate reaches the rate it is assumed to remain at	2025	2025

A one percentage-point change in assumed healthcare cost trend rates would have the following effects (in millions):

	One Percentage-Point
	Increase	Decrease
Increase (decrease) in:
Total service and interest cost for the year ended December 31, 2015	$1	$—
Other postretirement benefit obligation as of December 31, 2015	3	(3)

Contributions and Benefit Payments

Employer contributions to the pension and other postretirement benefit plans are expected to be $8 million and $1 million, respectively, during 2016. Funding to MidAmerican Energy's pension benefit plan trust is based upon the actuarially determined costs of the plan and the requirements of the Internal Revenue Code, the Employee Retirement Income Security Act of 1974 and the Pension Protection Act of 2006, as amended. MidAmerican Energy considers contributing additional amounts from time to time in order to achieve certain funding levels specified under the Pension Protection Act of 2006, as amended. MidAmerican Energy's funding policy for its other postretirement benefit plan is to generally contribute amounts consistent with its rate regulatory arrangements.

Net periodic benefit costs assigned to MidAmerican Energy affiliates are reimbursed currently in accordance with its intercompany administrative services agreement. The expected benefit payments to participants in MidAmerican Energy's pension and other postretirement benefit plans for 2016 through 2020 and for the five years thereafter are summarized below (in millions):

	Projected Benefit Payments
	Pension	Other Postretirement

2016	$59	$17
2017	60	19
2018	60	20
2019	60	21
2020	61	21
2021-2025	291	102

Plan Assets

Investment Policy and Asset Allocations

MidAmerican Energy's investment policy for its pension and other postretirement benefit plans is to balance risk and return through a diversified portfolio of debt securities, equity securities and other alternative investments. Maturities for debt securities are managed to targets consistent with prudent risk tolerances. The plans retain outside investment advisors to manage plan investments within the parameters outlined by the MidAmerican Energy Pension and Employee Benefits Plans Administrative Committee. The investment portfolio is managed in line with the investment policy with sufficient liquidity to meet near-term benefit payments.

The target allocations (percentage of plan assets) for MidAmerican Energy's pension and other postretirement benefit plan assets are as follows as of December 31, 2015:

	Pension	Other Postretirement
	%	%
Debt securities(1)	20-40	25-45
Equity securities(1)	60-80	50-80
Real estate funds	2-8	—
Other	0-5	0-5

(1)	For purposes of target allocation percentages and consistent with the plans' investment policy, investment funds are allocated based on the underlying investments in debt and equity securities.

Fair Value Measurements

The following table presents the fair value of plan assets, by major category, for MidAmerican Energy's defined benefit pension plan (in millions):

	Input Levels for Fair Value Measurements(1)
	Level 1	Level 2	Level 3	Total
As of December 31, 2015
Cash equivalents	$—	$16	$—	$16
Debt securities:
United States government obligations	5	—	—	5
Corporate obligations	—	57	—	57
Municipal obligations	—	6	—	6
Agency, asset and mortgage-backed obligations	—	27	—	27
Equity securities:
United States companies	130	—	—	130
International equity securities	40	—	—	40
Investment funds(2)	61	289	—	350
Real estate funds	—	—	47	47
Total	$236	$395	$47	$678

As of December 31, 2014
Cash equivalents	$—	$24	$—	$24
Debt securities:
United States government obligations	8	—	—	8
Corporate obligations	—	29	—	29
Municipal obligations	—	4	—	4
Agency, asset and mortgage-backed obligations	—	33	—	33
Equity securities:
United States companies	149	—	—	149
International equity securities	40	—	—	40
Investment funds(2)	84	319	—	403
Real estate funds	—	—	40	40
Total	$281	$409	$40	$730

(1)	Refer to Note 14 for additional discussion regarding the three levels of the fair value hierarchy.

(2)
Investment funds are comprised of mutual funds and collective trust funds. These funds consist of equity and debt securities of approximately 72% and 28%, respectively, for 2015 and 68% and 32%, respectively, for 2014. Additionally, these funds are invested in United States and international securities of approximately 73% and 27%, respectively, for 2015 and 74% and 26%, respectively, for 2014.

The following table presents the fair value of plan assets, by major category, for MidAmerican Energy's defined benefit other postretirement plans (in millions):

	Input Levels for Fair Value Measurements(1)
	Level 1	Level 2	Level 3	Total
As of December 31, 2015
Cash equivalents	$5	$—	$—	$5
Debt securities:
United States government obligations	5	—	—	5
Corporate obligations	—	12	—	12
Municipal obligations	—	39	—	39
Agency, asset and mortgage-backed obligations	—	12	—	12
Equity securities:
United States companies	120	—	—	120
Investment funds(2)	56	—	—	56
Total	$186	$63	$—	$249

As of December 31, 2014
Cash equivalents	$4	$—	$—	$4
Debt securities:
United States government obligations	5	—	—	5
Corporate obligations	—	11	—	11
Municipal obligations	—	40	—	40
Agency, asset and mortgage-backed obligations	—	15	—	15
Equity securities:
United States companies	128	—	—	128
Investment funds(2)	56	—	—	56
Total	$193	$66	$—	$259

(1)	Refer to Note 14 for additional discussion regarding the three levels of the fair value hierarchy.

(2)
Investment funds are comprised of mutual funds and collective trust funds. These funds consist of equity and debt securities of approximately 68% and 32%, respectively, for 2015 and 69% and 31%, respectively, for 2014. Additionally, these funds are invested in United States and international securities of approximately 32% and 68%, respectively, for 2015 and 31% and 69%, respectively, for 2014.

When available, a readily observable quoted market price or net asset value of an identical security in an active market is used to record the fair value. In the absence of a quoted market price or net asset value of an identical security, the fair value is determined using pricing models or net asset values based on observable market inputs and quoted market prices of securities with similar characteristics. When observable market data is not available, the fair value is determined using unobservable inputs, such as estimated future cash flows, purchase multiples paid in other comparable third-party transactions or other information. The real estate funds determine fair value of their underlying assets using independent appraisals given there is no current liquid market for the underlying assets. The following table reconciles the beginning and ending balances of MidAmerican Energy's pension plan assets measured at fair value using significant Level 3 inputs for the years ended December 31, (in millions):

	Real Estate Funds
	2015	2014	2013

Beginning balance	$40	$31	$26
Actual return on plan assets still held at period end	7	4	5
Purchases and sales	—	5	—
Ending balance	$47	$40	$31

MidAmerican Energy sponsors a defined contribution plan ("401(k) plan") covering substantially all employees. MidAmerican Energy's matching contributions are based on each participant's level of contribution, and certain participants receive contributions based on eligible pre-tax annual compensation. Contributions cannot exceed the maximum allowable for tax purposes. Certain participants now receive enhanced benefits in the 401(k) plan and no longer accrue benefits in the noncontributory defined benefit pension plans. MidAmerican Energy's contributions to the plan were $20 million, $19 million, and $17 million for the years ended December 31, 2015, 2014 and 2013, respectively.

(12)	Asset Retirement Obligations

MidAmerican Energy estimates its ARO liabilities based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation and then discounted at a credit-adjusted, risk-free rate. Changes in estimates could occur for a number of reasons, including changes in laws and regulations, plan revisions, inflation and changes in the amount and timing of the expected work.

MidAmerican Energy does not recognize liabilities for AROs for which the fair value cannot be reasonably estimated. Due to the indeterminate removal date, the fair value of the associated liabilities on certain generation, transmission, distribution and other assets cannot currently be estimated, and no amounts are recognized on the Financial Statements other than those included in the cost of removal regulatory liability established via approved depreciation rates in accordance with accepted regulatory practices. These accruals totaled $653 million and $642 million as of December 31, 2015 and 2014, respectively.

The following table presents MidAmerican Energy's ARO liabilities by asset type as of December 31, (in millions):

	2015	2014

Quad Cities Station	$289	$265
Fossil-fueled generating facilities	160	132
Wind-powered generating facilities	82	60
Other	1	3
Total asset retirement obligations	$532	$460

Quad Cities Station nuclear decommissioning trust funds(1)	$429	$424

(1)	Refer to Note 7 for a discussion of the Quad Cities Station nuclear decommissioning trust funds.

The following table reconciles the beginning and ending balances of MidAmerican Energy's ARO liabilities for the years ended December 31, (in millions):

	2015	2014

Beginning balance	$460	$430
Change in estimated costs	36	(2)
Additions	22	11
Retirements	(9)	—
Accretion	23	21
Ending balance	$532	$460

Reflected as:
Other current liabilities	$44	$28
Asset retirement obligations	488	432
	$532	$460

In December 2014, the United States Environmental Protection Agency released its final rule regulating the management and disposal of coal combustion byproducts resulting from the operation of coal-fueled generating facilities, including requirements for the operation and closure of surface impoundment and ash landfill facilities. The final rule, which was effective in October 2015, resulted in increases to MidAmerican Energy's ARO liabilities due to changes in the expected timing and amount of cash flow for ash pond closures at some of MidAmerican Energy's thermal generating facilities.

(13)    Risk Management and Hedging Activities

MidAmerican Energy is exposed to the impact of market fluctuations in commodity prices and interest rates. MidAmerican Energy is principally exposed to electricity, natural gas, coal and fuel oil commodity price risk as it has an obligation to serve retail customer load in its regulated service territory. MidAmerican Energy has also provided nonregulated retail electricity and natural gas services in competitive markets. MidAmerican Energy's load and generating facilities represent substantial underlying commodity positions. Exposures to commodity prices consist mainly of variations in the price of fuel required to generate electricity, wholesale electricity that is purchased and sold, and natural gas supply for retail customers. Commodity prices are subject to wide price swings as supply and demand are impacted by, among many other unpredictable items, weather; market liquidity; generating facility availability; customer usage; storage; and transmission and transportation constraints. Interest rate risk exists on variable-rate debt and future debt issuances. MidAmerican Energy does not engage in a material amount of proprietary trading activities.

MidAmerican Energy has established a risk management process that is designed to identify, assess, monitor, report, manage and mitigate each of the various types of risk involved in its business. To mitigate a portion of its commodity price risk, MidAmerican Energy uses commodity derivative contracts, which may include forwards, futures, options, swaps and other agreements, to effectively secure future supply or sell future production generally at fixed prices. MidAmerican Energy manages its interest rate risk by limiting its exposure to variable interest rates primarily through the issuance of fixed-rate long-term debt and by monitoring market changes in interest rates. Additionally, MidAmerican Energy may from time to time enter into interest rate derivative contracts, such as interest rate swaps or locks, to mitigate its exposure to interest rate risk. MidAmerican Energy does not hedge all of its commodity price and interest rate risks, thereby exposing the unhedged portion to changes in market prices.

There have been no significant changes in MidAmerican Energy's accounting policies related to derivatives. Refer to Notes 2 and 14 for additional information on derivative contracts.

The following table, which reflects master netting arrangements and excludes contracts that have been designated as normal under the normal purchases or normal sales exception afforded by GAAP, summarizes the fair value of MidAmerican Energy's derivative contracts, on a gross basis, and reconciles those amounts to the amounts presented on a net basis on the Balance Sheets (in millions):

	Current	Other	Current	Other
	Assets	Assets	Liabilities	Liabilities
	- Other	- Other	- Other	- Other	Total
As of December 31, 2015
Not designated as hedging contracts(1):
Commodity assets	$12	$4	$5	$2	$23
Commodity liabilities	(3)	—	(36)	(10)	(49)
Total	9	4	(31)	(8)	(26)

Designated as hedging contracts:
Commodity assets	—	—	1	2	3
Commodity liabilities	—	—	(32)	(17)	(49)
Total	—	—	(31)	(15)	(46)

Total derivatives	9	4	(62)	(23)	(72)
Cash collateral receivable	—	—	22	6	28
Total derivatives - net basis	$9	$4	$(40)	$(17)	$(44)

As of December 31, 2014
Not designated as hedging contracts(1):
Commodity assets	$14	$3	$19	$1	$37
Commodity liabilities	—	—	(69)	(4)	(73)
Total	14	3	(50)	(3)	(36)

Designated as hedging contracts:
Commodity assets	—	—	4	2	6
Commodity liabilities	—	—	(27)	(17)	(44)
Total	—	—	(23)	(15)	(38)

Total derivatives	14	3	(73)	(18)	(74)
Cash collateral receivable	—	—	42	5	47
Total derivatives - net basis	$14	$3	$(31)	$(13)	$(27)

(1)
MidAmerican Energy's commodity derivatives not designated as hedging contracts are generally included in regulated rates. Accordingly, as of December 31, 2015 and 2014, a net regulatory asset of $20 million and $38 million, respectively, was recorded related to the net derivative liability of $26 million and $36 million, respectively.

Not Designated as Hedging Contracts

The following table reconciles the beginning and ending balances of MidAmerican Energy's net regulatory assets and summarizes the pre-tax gains and losses on commodity derivative contracts recognized in net regulatory assets, as well as amounts reclassified to earnings for the years ended December 31 (in millions):

	2015	2014	2013

Beginning balance	$38	$10	$45
Changes in fair value recognized in net regulatory assets	40	61	5
Net losses reclassified to operating revenue	(42)	(28)	(1)
Net losses reclassified to cost of fuel, energy and capacity	(1)	(1)	(1)
Net losses reclassified to cost of gas sold	(15)	(4)	(38)
Ending balance	$20	$38	$10

The following table summarizes the pre-tax unrealized gains (losses) included on the Statements of Operations associated with MidAmerican Energy's derivative contracts not designated as hedging contracts and not recorded as a net regulatory asset or liability for the years ended December 31 (in millions):

	2015	2014	2013

Nonregulated operating revenue	$15	$6	$—
Regulated cost of fuel, energy and capacity	2	—	—
Nonregulated cost of sales	(21)	9	(2)
Total	$(4)	$15	$(2)

Designated as Hedging Contracts

MidAmerican Energy uses derivative contracts accounted for as cash flow hedges to hedge electricity and natural gas commodity prices for delivery to nonregulated customers.

The following table reconciles the beginning and ending balances of MidAmerican Energy's accumulated other comprehensive loss (pre-tax) and summarizes pre-tax gains and losses on derivative contracts designated and qualifying as cash flow hedges recognized in OCI, as well as amounts reclassified to earnings, for the years ended December 31 (in millions):

	2015	2014	2013

Beginning balance	$34	$11	$32
Changes in fair value recognized in OCI	58	(3)	(11)
Net (losses) gains reclassified to nonregulated cost of sales	(47)	26	(10)
Ending balance	$45	$34	$11

Realized gains and losses on hedges and hedge ineffectiveness are recognized in income as nonregulated operating revenue or nonregulated cost of sales depending upon the nature of the item being hedged. For the years ended December 31, 2015, 2014 and 2013, hedge ineffectiveness was a pre-tax gain of $1 million, a pre-tax loss of $2 million and $- million, respectively. As of December 31, 2015, MidAmerican Energy had cash flow hedges with expiration dates extending through December 2020, and $32 million of pre-tax net unrealized losses are forecasted to be reclassified from AOCI into earnings over the next twelve months as contracts settle.

Derivative Contract Volumes

The following table summarizes the net notional amounts of outstanding derivative contracts with fixed price terms that comprise the mark-to-market values as of December 31 (in millions):

	Unit of
	Measure	2015	2014

Electricity purchases	Megawatt hours	15	14
Natural gas purchases	Decatherms	17	19

Credit Risk

MidAmerican Energy is exposed to counterparty credit risk associated with wholesale energy supply and marketing activities with other utilities, energy marketing companies, financial institutions and other market participants. Additionally, MidAmerican Energy participates in the regional transmission organization ("RTO") markets and has indirect credit exposure related to other participants, although RTO credit policies are designed to limit exposure to credit losses from individual participants. Credit risk may be concentrated to the extent MidAmerican Energy's counterparties have similar economic, industry or other characteristics and due to direct or indirect relationships among the counterparties. Before entering into a transaction, MidAmerican Energy analyzes the financial condition of each significant wholesale counterparty, establishes limits on the amount of unsecured credit to be extended to each counterparty, and evaluates the appropriateness of unsecured credit limits on an ongoing basis. To further mitigate wholesale counterparty credit risk, MidAmerican Energy enters into netting and collateral arrangements that may include margining and cross-product netting agreements and obtains third-party guarantees, letters of credit and cash deposits. If required, MidAmerican Energy exercises rights under these arrangements, including calling on the counterparty's credit support arrangement.

Collateral and Contingent Features

In accordance with industry practice, certain wholesale derivative contracts contain credit support provisions that in part base MidAmerican Energy's collateral requirements on its credit ratings for senior unsecured debt as reported by one or more of the three recognized credit rating agencies. These derivative contracts may either specifically provide bilateral rights to demand cash or other security if credit exposures on a net basis exceed specified rating-dependent threshold levels ("credit-risk-related contingent features") or provide the right for counterparties to demand "adequate assurance," or in some cases terminate the contract, in the event of a material adverse change in MidAmerican Energy's creditworthiness. These rights can vary by contract and by counterparty. As of December 31, 2015, MidAmerican Energy's credit ratings from the three recognized credit rating agencies were investment grade.

The aggregate fair value of MidAmerican Energy's derivative contracts in liability positions with specific credit-risk-related contingent features totaled $66 million and $52 million as of December 31, 2015 and 2014, respectively, for which MidAmerican Energy had posted collateral of $- million at each date. If all credit-risk-related contingent features for derivative contracts in liability positions had been triggered as of December 31, 2015 and 2014, MidAmerican Energy would have been required to post $55 million and $36 million, respectively, of additional collateral. MidAmerican Energy's collateral requirements could fluctuate considerably due to market price volatility, changes in credit ratings, changes in legislation or regulation, or other factors.

(14)	Fair Value Measurements

The carrying value of MidAmerican Energy's cash, certain cash equivalents, receivables, payables, accrued liabilities and short-term borrowings approximates fair value because of the short-term maturity of these instruments. MidAmerican Energy has various financial assets and liabilities that are measured at fair value on the Financial Statements using inputs from the three levels of the fair value hierarchy. A financial asset or liability classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

•	Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that MidAmerican Energy has the ability to access at the measurement date.

•
Level 2 - Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

•
Level 3 - Unobservable inputs reflect MidAmerican Energy's judgments about the assumptions market participants would use in pricing the asset or liability since limited market data exists. MidAmerican Energy develops these inputs based on the best information available, including its own data.

The following table presents MidAmerican Energy's assets and liabilities recognized on the Balance Sheets and measured at fair value on a recurring basis (in millions):

	Input Levels for Fair Value Measurements
	Level 1	Level 2	Level 3	Other(1)	Total
As of December 31, 2015:
Assets:
Commodity derivatives	$—	$8	$18	$(13)	$13
Money market mutual funds(2)	56	—	—	—	56
Debt securities:
United States government obligations	133	—	—	—	133
International government obligations	—	2	—	—	2
Corporate obligations	—	39	—	—	39
Municipal obligations	—	1	—	—	1
Agency, asset and mortgage-backed obligations	—	3	—	—	3
Auction rate securities	—	—	26	—	26
Equity securities:
United States companies	239	—	—	—	239
International companies	6	—	—	—	6
Investment funds	4	—	—	—	4
	$438	$53	$44	$(13)	$522

Liabilities - commodity derivatives	$(13)	$(61)	$(24)	$41	$(57)

As of December 31, 2014:
Assets:
Commodity derivatives	$1	$18	$24	$(26)	$17
Money market mutual funds(2)	1	—	—	—	1
Debt securities:
United States government obligations	136	—	—	—	136
International government obligations	—	1	—	—	1
Corporate obligations	—	39	—	—	39
Municipal obligations	—	2	—	—	2
Agency, asset and mortgage-backed obligations	—	2	—	—	2
Auction rate securities	—	—	26	—	26
Equity securities:
United States companies	238	—	—	—	238
International companies	5	—	—	—	5
	$381	$62	$50	$(26)	$467

Liabilities - commodity derivatives	$(18)	$(87)	$(12)	$73	$(44)

(1)	Represents netting under master netting arrangements and a net cash collateral receivable of $28 million and $47 million as of December 31, 2015 and 2014, respectively.

(2)	Amounts are included in cash and cash equivalents and investments and restricted cash and investments on the Balance Sheets. The fair value of these money market mutual funds approximates cost.

Derivative contracts are recorded on the Balance Sheets as either assets or liabilities and are stated at estimated fair value unless they are designated as normal purchases or normal sales and qualify for the exception afforded by GAAP. When available, the fair value of derivative contracts is estimated using unadjusted quoted prices for identical contracts in the market in which MidAmerican Energy transacts. When quoted prices for identical contracts are not available, MidAmerican Energy uses forward price curves. Forward price curves represent MidAmerican Energy's estimates of the prices at which a buyer or seller could contract today for delivery or settlement at future dates. MidAmerican Energy bases its forward price curves upon market price quotations, when available, or internally developed and commercial models, with internal and external fundamental data inputs. Market price quotations are obtained from independent energy brokers, exchanges, direct communication with market participants and actual transactions executed by MidAmerican Energy. Market price quotations are generally readily obtainable for the applicable term of MidAmerican Energy's outstanding derivative contracts; therefore, MidAmerican Energy's forward price curves reflect observable market quotes. Market price quotations for certain electricity and natural gas trading hubs are not as readily obtainable due to the length of the contract. Given that limited market data exists for these contracts, as well as for those contracts that are not actively traded, MidAmerican Energy uses forward price curves derived from internal models based on perceived pricing relationships to major trading hubs that are based on unobservable inputs. The estimated fair value of these derivative contracts is a function of underlying forward commodity prices, interest rates, related volatility, counterparty creditworthiness and duration of contracts. Refer to Note 13 for further discussion regarding MidAmerican Energy's risk management and hedging activities.

MidAmerican Energy's investments in money market mutual funds and debt and equity securities are stated at fair value and are accounted for as available-for-sale securities. When available, a readily observable quoted market price or net asset value of an identical security in an active market is used to record the fair value. In the absence of a quoted market price or net asset value of an identical security, the fair value is determined using pricing models or net asset values based on observable market inputs and quoted market prices of securities with similar characteristics. The fair value of MidAmerican Energy's investments in auction rate securities, where there is no current liquid market, is determined using pricing models based on available observable market data and MidAmerican Energy's judgment about the assumptions, including liquidity and nonperformance risks, which market participants would use when pricing the asset.

The following table reconciles the beginning and ending balances of MidAmerican Energy's assets measured at fair value on a recurring basis using significant Level 3 inputs for the years ended December 31 (in millions):

	Commodity Derivatives			Auction Rate Securities
	2015	2014	2013	2015	2014	2013

Beginning balance	$12	$(3)	$—	$26	$23	$21
Changes included in earnings(1)	11	12	3	—	—	—
Changes in fair value recognized in OCI	(7)	—	(2)	—	3	2
Changes in fair value recognized in net regulatory assets	(25)	6	—	—	—	—
Purchases	1	1	—	—	—	—
Settlements	2	(4)	(4)	—	—	—
Ending balance	$(6)	$12	$(3)	$26	$26	$23

(1)
Changes included in earnings are reported as nonregulated operating revenue on the Statements of Operations. Net unrealized (losses) gains included in earnings for the years ended December 31, 2015, 2014 and 2013, related to commodity derivatives held at December 31, 2015, 2014 and 2013, totaled $8 million, $16 million and $(5) million, respectively.

MidAmerican Energy's long-term debt is carried at cost on the Financial Statements. The fair value of MidAmerican Energy's long-term debt is a Level 2 fair value measurement and has been estimated based upon quoted market prices, where available, or at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risks. The carrying value of MidAmerican Energy's variable-rate long-term debt approximates fair value because of the frequent repricing of these instruments at market rates. The following table presents the carrying value and estimated fair value of MidAmerican Energy's long-term debt as of December 31, (in millions):

	2015		2014
	Carrying Value	Fair Value	Carrying Value	Fair Value

Long-term debt	$4,271	$4,636	$4,056	$4,581

(15)	Commitments and Contingencies

Commitments

MidAmerican Energy had the following firm commitments that are not reflected on the Balance Sheet. Minimum payments as of December 31, 2015, are as follows (in millions):

						2021 and
	2016	2017	2018	2019	2020	Thereafter	Total
Contract type:
Coal and natural gas for generation	$173	$113	$72	$29	$—	$—	$387
Electric capacity and transmission	30	30	11	10	10	58	149
Natural gas contracts for gas operations	131	69	31	11	10	30	282
Construction commitments	535	10	—	—	—	—	545
Easements and operating leases	17	17	17	16	15	516	598
Maintenance and services contracts	47	59	71	73	73	265	588
	$933	$298	$202	$139	$108	$869	$2,549

Coal, Natural Gas, Electric Capacity and Transmission Commitments

MidAmerican Energy has coal supply and related transportation and lime contracts for its coal-fueled generating facilities. MidAmerican Energy expects to supplement the coal contracts with additional contracts and spot market purchases to fulfill its future coal supply needs. Additionally, MidAmerican Energy has a natural gas transportation contract for a natural gas-fueled generating facility. The contracts have minimum payment commitments ranging through 2019.

MidAmerican Energy has various natural gas supply and transportation contracts for its regulated and nonregulated gas operations that have minimum payment commitments ranging through 2025.

MidAmerican Energy has contracts to purchase electric capacity to meet its electric system energy requirements that have minimum payment commitments ranging through 2028. MidAmerican Energy also has contracts for the right to transmit electricity over other entities' transmission lines with minimum payment commitments ranging through 2020.

Construction Commitments

MidAmerican Energy's firm construction commitments reflected in the table above consist primarily of contracts for the construction of wind-powered generating facilities in 2016 and the construction in 2016 through 2017 of four Multi-Value Projects approved by the Midcontinent Independent System Operator, Inc. for high voltage transmission lines in Iowa and Illinois.

Easements and Operating Leases

MidAmerican Energy has non-cancelable easements with minimum payment commitments ranging through 2061 for land in Iowa on which its wind-powered generating facilities are located. MidAmerican Energy also has non-cancelable operating leases with minimum payment commitments ranging through 2020 primarily for office and other building space, rail cars and computer equipment. These leases generally require MidAmerican Energy to pay for insurance, taxes and maintenance applicable to the leased property. Certain leases contain renewal options for varying periods and escalation clauses for adjusting rent to reflect changes in price indices. Rent expense on non-cancelable operating leases totaled $4 million, $4 million and $6 million for 2015, 2014 and 2013, respectively.

Maintenance and Services Contracts

MidAmerican Energy has non-cancelable maintenance and services contracts related to various generating facilities with minimum payment commitments ranging through 2029.

Environmental Laws and Regulations

MidAmerican Energy is subject to federal, state and local laws and regulations regarding air and water quality, emissions performance standards, climate change, coal combustion byproduct disposal, hazardous and solid waste disposal, protected species and other environmental matters that have the potential to impact its current and future operations. MidAmerican Energy believes it is in material compliance with all applicable laws and regulations.

Legal Matters

MidAmerican Energy is party to a variety of legal actions arising out of the normal course of business. Plaintiffs occasionally seek punitive or exemplary damages. MidAmerican Energy does not believe that such normal and routine litigation will have a material impact on its financial results.

(16)	Components of Accumulated Other Comprehensive Loss, Net

The following table shows the change in accumulated other comprehensive loss by each component of other comprehensive income, net of applicable income taxes, for the years ended December 31, 2015 and 2014 (in millions):

	Unrealized	Unrealized	Accumulated
	Losses on	Losses	Other
	Available-For-Sale	on Cash Flow	Comprehensive
	Securities	Hedges	Loss, Net

Balance, December 31, 2013	$(4)	$(7)	$(11)
Other comprehensive income (loss)	1	(13)	(12)
Balance, December 31, 2014	$(3)	$(20)	$(23)
Other comprehensive income (loss)	—	(7)	(7)
Balance, December 31, 2015	$(3)	$(27)	$(30)

For information regarding cash flow hedge reclassifications from AOCI to net income in their entirety for the years ended December 31, 2015, 2014 and 2013, refer to Note 13.

(17)	Preferred Securities

In April 2013, MidAmerican Energy redeemed and canceled all outstanding shares of each series of its preferred securities at the stated redemption prices, which in aggregate totaled $28 million including accrued dividends.

(18)    Other Income and (Expense) - Other, Net

Other, net, as shown on the Statements of Operations, includes the following other income (expense) items for the years ended December 31 (in millions):

	2015	2014	2013

Corporate-owned life insurance income	$4	$8	$15
Gains on sales of assets and other investments	—	—	1
Other, net	1	2	—
Total	$5	$10	$16

(19)    Supplemental Cash Flow Disclosures

The summary of supplemental cash flow disclosures as of and for the years ending December 31 is as follows (in millions):

	2015	2014	2013
Supplemental cash flow information:
Interest paid, net of amounts capitalized	$154	$144	$109
Income taxes received, net	$629	$149	$36

Supplemental disclosure of non-cash investing transactions:
Accounts payable related to utility plant additions	$249	$128	$117

(20)	Related Party Transactions

The companies identified as affiliates of MidAmerican Energy are Berkshire Hathaway and its subsidiaries, including BHE and its subsidiaries. The basis for the following transactions is provided for in service agreements between MidAmerican Energy and the affiliates.

MidAmerican Energy is reimbursed for charges incurred on behalf of its affiliates. The majority of these reimbursed expenses are for general costs, such as insurance and building rent, and for employee wages, benefits and costs related to corporate functions such as information technology, human resources, treasury, legal and accounting. The amount of such reimbursements was $46 million, $58 million and $38 million for 2015, 2014 and 2013, respectively.

MidAmerican Energy reimbursed BHE in the amount of $7 million, $8 million and $10 million in 2015, 2014 and 2013, respectively, for its share of corporate expenses.

MidAmerican Energy purchases natural gas transportation and storage capacity services from Northern Natural Gas Company, a wholly owned subsidiary of BHE, and coal transportation services from BNSF Railway Company, a wholly-owned subsidiary of Berkshire Hathaway, in the normal course of business at either tariffed or market prices. These purchases totaled $165 million, $144 million and $155 million in 2015, 2014 and 2013, respectively.

MidAmerican Energy had accounts receivable from affiliates of $5 million and $12 million as of December 31, 2015 and 2014, respectively, that are included in receivables on the Balance Sheets. MidAmerican Energy also had accounts payable to affiliates of $13 million and $12 million as of December 31, 2015 and 2014, respectively, that are included in accounts payable on the Balance Sheets.

MidAmerican Energy is party to a tax-sharing agreement and is part of the Berkshire Hathaway United States federal income tax return. As of December 31, 2015 and 2014, MidAmerican Energy had current federal and state income taxes receivable from BHE of $102 million and $299 million, respectively. MidAmerican Energy received net cash receipts for federal and state income taxes from BHE totaling $629 million, $149 million and $36 million for the years ended December 31, 2015, 2014 and 2013, respectively.

MidAmerican Energy recognizes the full amount of the funded status for its pension and postretirement plans, and amounts attributable to MidAmerican Energy's affiliates that have not previously been recognized through income are recognized as an intercompany balance with such affiliates. MidAmerican Energy adjusts these balances when changes to the funded status of the respective plans are recognized and does not intend to settle the balances currently. Amounts receivable from affiliates attributable to the funded status of employee benefit plans totaled $10 million and $13 million as of December 31, 2015 and 2014, respectively, and similar amounts payable to affiliates totaled $29 million and $30 million as of December 31, 2015 and 2014, respectively. See Note 11 for further information pertaining to pension and postretirement accounting.

(21)	Segment Information

MidAmerican Energy has identified two reportable operating segments: regulated electric and regulated gas. The previously reported nonregulated energy segment consisted substantially of MidAmerican Energy's unregulated retail services business, which was transferred to a subsidiary of BHE and is excluded from the information presented below. Refer to Note 3 for further discussion. The regulated electric segment derives most of its revenue from regulated retail sales of electricity to residential, commercial, and industrial customers and from wholesale sales. The regulated gas segment derives most of its revenue from regulated retail sales of natural gas to residential, commercial, and industrial customers and also obtains revenue by transporting gas owned by others through its distribution system. Pricing for regulated electric and regulated gas sales are established separately by regulatory agencies; therefore, management also reviews each segment separately to make decisions regarding allocation of resources and in evaluating performance. Common operating costs, interest income, interest expense and income tax expense are allocated to each segment based on certain factors, which primarily relate to the nature of the cost. Refer to Note 10 for a discussion of items affecting income tax (benefit) expense for the regulated electric and gas operating segments. The following tables provide information on a reportable segment basis (in millions):

	Years Ended December 31,
	2015	2014	2013
Operating revenue:
Regulated electric	$1,837	$1,817	$1,762
Regulated gas	661	996	824
Other	4	9	2
Total operating revenue	$2,502	$2,822	$2,588

Depreciation and amortization:
Regulated electric	$366	$312	$366
Regulated gas	41	39	37
Total depreciation and amortization	$407	$351	$403

Operating income:
Regulated electric	$385	$319	$255
Regulated gas	64	75	74
Total operating income	$449	$394	$329

Interest expense:
Regulated electric	$166	$157	$136
Regulated gas	17	17	15
Total interest expense	$183	$174	$151

Income tax (benefit) expense of continuing operations:
Regulated electric	$(163)	$(138)	$(136)
Regulated gas	16	22	23
Other	—	—	(3)
Total income tax (benefit) expense of continuing operations	$(147)	$(116)	$(116)

Earnings on common stock:
Regulated electric	$413	$361	$292
Regulated gas	33	40	41
Other	—	—	2
Earnings on common stock from continuing operations	446	401	335
Income on discontinued operations	16	16	14
Total earnings on common stock	$462	$417	$349

	Years Ended December 31,
	2015	2014	2013
Utility construction expenditures:
Regulated electric	$1,365	$1,429	$945
Regulated gas	81	97	81
Total utility construction expenditures	$1,446	$1,526	$1,026

	As of December 31,
	2015	2014	2013
Total assets:
Regulated electric	$12,970	$11,850	$10,521
Regulated gas	1,251	1,217	1,196
Other	164	167	131
Total assets	$14,385	$13,234	$11,848

(22)    Unaudited Quarterly Operating Results

	2015
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In millions)
Operating revenue	$722	$572	$680	$528
Operating income	100	112	208	29
Income from continuing operations	90	126	233	(3)
Income on discontinued operations	4	5	1	6
Net income	94	131	234	3

	2014
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In millions)
Operating revenue	$966	$564	$638	$654
Operating income	140	46	156	52
Income from continuing operations	149	30	168	54
Income on discontinued operations	8	2	2	4
Net income	157	32	170	58

Quarterly data reflect seasonal variations common to a Midwest utility.

Item 15.	Exhibits and Financial Statement Schedules

(a)	Financial Statements and Schedules

	(ii)	Financial Statement Schedules

		MidAmerican Energy Company Valuation and Qualifying Accounts (Schedule II)	58

SCHEDULE II

MIDAMERICAN ENERGY COMPANY
VALUATION AND QUALIFYING ACCOUNTS
FOR THE THREE YEARS ENDED DECEMBER 31, 2015
(Amounts in millions)

	Column B	Column C		Column E
	Balance at	Additions		Balance
Column A	Beginning	Charged	Column D	at End
Description	of Year	to Income	Deductions	of Year

Reserves Deducted From Assets To Which They Apply:
Reserve for uncollectible accounts receivable:

Year ended 2015	$7	$7	$(8)	$6

Year ended 2014	$10	$7	$(10)	$7

Year ended 2013	$10	$7	$(7)	$10

Reserves Not Deducted From Assets(1):

Year ended 2015	$11	$7	$(5)	$13

Year ended 2014	$9	$12	$(10)	$11

Year ended 2013	$9	$6	$(6)	$9

(1)	Reserves not deducted from assets include estimated liabilities for losses retained by MidAmerican Energy for workers compensation, public liability and property damage claims.